UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Scepter Holdings, Inc.

Nevada	01-0884561
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

2278 Monitor St
Dallas, Texas	75207
(Address of Principal Executive Offices)	(ZIP Code)

Registrant’s telephone number, including area code: 775-375-1500

Please send copies of all correspondence to:

Steven J. Davis, Esq.

SD Law Group APC

10531 4S Commons Drive, #464

San Diego, California 92127

Tel. No.: (619) 788-2383

Securities to be registered under Section 12(b) of the Act:

None.

Securities to be registered under Section 12(g) of the Act:

Common Stock

(Title of Class)

Indicate by check mark whether the Company is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the Company has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

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EXPLANATORY NOTE

We are filing this General Form for Registration of Securities on Form 10 to register our common stock, par value $0.001 per share (the “Common Stock”), pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Once this registration statement is deemed effective, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. We will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

Unless otherwise noted in this Form 10, references in this registration statement to the “Company,” “Scepter” “we,” “our,” or “us” means Septer Holdings, Inc. Our principal place of business is located at 7260 West Azure Drive, Suite 140-1200, Las Vegas, Nevada 89130, and our telephone number is (775) 375-1500. The term “Articles of Incorporation” refers to our Company’s Restated Articles of Incorporation dated February 8, 2022, as amended. The term “Bylaws” refers to our Company’s Bylaws dated December 7, 2007.

Scepter Holdings, Inc. is a Nevada corporation and was originally incorporated in Nevada in January 2007 with the Nevada Secretary of State.

The Company has recently announced the signing of a definitive agreement for the acquisition of Ballengee Group’s baseball operations. Ballengee Group is a sports management company currently managing both Major League and Minor League baseball players. A more detailed summary of the acquisition is set forth in Note 14 “Subsequent Events” in the Notes to the Financial Statements for the years ended March 31, 2024 and 31, 2023 set forth below. There are no guarantees that the acquisition of the Ballengee Group will be completed.

In December 2024, the Company announced the signing of a letter to acquire Matchpoint Connections, LLC (“Matchpoint”). Matchpoint provides technology and software to universities to assist its clients in managing Name, Image and Likeness (“NIL”) contracts. This acquisition fits with both the Adapti software within the Company and with the potential Ballengee Group acquisition as it is furthering the Company’s portfolio within sports and social media management. A more detailed summary of the acquisition is set forth in Note 14 “Subsequent Events” in the Notes to the Financial Statements for the years ended March 31, 2024 and 31, 2023 set forth below. There are no guarantees that the acquisition of the Ballengee Group will be completed.

We are filing this Form 10 to begin reporting requirements to ensure our stockholders’ liquidity in their shares going forward, and to provide transparency to the market.

We are filing this Amendment No. 1 to Form 10 to (i) include the Company’s unaudited financial statements and related management’s discussion and analysis for the three and six month periods ending June 30, 2024: and (ii) include certain events in “Note 12: Subsequent Events” to the financial statements.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Form 10 and the sections entitled “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” included in this Form 10, contains forward-looking statements within the meaning of Section 21(E) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). These forward-looking statements include, without limitation: statements regarding proposed new products or services; statements concerning litigation or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of our management’s goals and objectives; statements concerning our competitive environment, availability of resources and regulation; trends affecting our financial condition, results of operations or future prospects; our financing plans or growth strategies; and other similar expressions concerning matters that are not historical facts. Words such as “may”, “will”, “should”, “could”, “would”, “predicts”, “potential”, “continue”, “expects”, “anticipates”, “future”, “intends”, “plans”, “believes” and “estimates,” and variations of such terms or similar expressions, are intended to identify such forward-looking statements.

Our actual results may differ materially from those expressed in, or implied by, the forward-looking statements in this Form 10, any supplements or amendments thereto or in any of the documents that we incorporate by reference into the registration statement of which this Form 10 forms a part, including, among other things:

●	our ability to generate sufficient revenue and profitability in the future;
●	the risk that significant disruptions of information technology systems or security breaches could materially adversely affect our business;
●	any defects or disruptions in our products or services could diminish demand for such products or services and subject us to substantial liability;
●	our ability to keep pace with changing industry technology and consumer preferences, develop and introduce new products and services;
●	our ability to obtain additional capital required to finance our product development and sales and marketing efforts;
●	our ability to protect our intellectual property rights adequately may not be certain and the impact of claims by others that we infringe on their intellectual property rights could increase our expenses and delay the development of our business;
●	our ability to identify, hire, and retain management, engineering and sales and marketing personnel;
●	the potential strain on our resources, including our employee base, during periods of rapid growth and expansion;
●	our dependence on contract manufacturers and the harm to our production and products if they are unable to meet our volume and quality requirements and alternative sources are not available;
●	our products and technologies may not be accepted by the intended commercial consumers of our products; and
●	other risks and uncertainties discussed under the caption “Risk Factors” in this Form 10.

The foregoing list of factors is not exhaustive. For further information about these and other risks, uncertainties and factors affecting our business and prospects, please review the disclosures contained in this Form 10. You should not place undue reliance on any forward-looking statements. Any forward-looking statement or information speaks only as of the date on which it is made. Except as expressly required under federal securities laws and the rules and regulations of the SEC, we expressly disclaim any intent or obligation to update any forward-looking statements or risk factors, whether written or oral, that may be made from time to time by or on behalf of us or our subsidiaries, whether as a result of new information, future events or changed circumstances or for any other reason after the date of such forward-looking statements or risk factors. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

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Implications of Being an Emerging Growth Company

We are currently not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because we did not register our securities under the Exchange Act. Rather, we intend to continue to provide limited disclosure and financial information under the alternative reporting with OTC Markets to meet the minimum requirement for public quoting under Rule 15c2-11until this Registration Statement is declared effective.

When we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes- Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we also qualify, once this Registration Statement is declared effective, as a “smaller reporting company” under the SEC’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

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Item 1. Business.

General

Scepter Holdings, Inc. (the “Company”) was incorporated under the laws of the State of Nevada on January 11, 2007. The Company manages the sales and brand development of a line of health and beauty products – trade named Dermacia. The Company seeks to acquire or license performing brands to add to the Company’s portfolio of products and brands sold online and through strategic retail relationships and then by utilizing its AI based software – Adapti – to maximize the products successful through the use of the appropriate social media influencers.

The Company has no parent entity and does not own any wholly owned or majority-owned subsidiaries.

The Company manages the sales and brand development of health and beauty products under its Dermacia product line. On or around the date of this filing the Company was actively selling its Dermacia branded cosmetics (dermaciapro.com) through its related websites and other online marketplaces. The Company is not currently selling any other products outside of its Dermacia product lines. The Company is actively developing line extensions under the established brands and actively working to add new brands to its product portfolio. The Company is also actively developing Adapti, an artificial intelligence-based influencer software application designed to match products and influencers. The Adapti platform is an AI system that was designed to create a proprietary ‘data fingerprint’ for client products data and even the entire company by utilizing third party AI such as ChatGPT, OpenAI or Google AI tools. The term “artificial intelligence” or “AI”, when used throughout this Registration Statements, means systems or tasks which include learning from data (machine learning), reasoning, problem-solving, perception (such as recognizing images or speech), and decision-making resulting from such data.

Recent Transactions

The Company has recently announced the signing of a definitive agreement for the acquisition of Ballengee Group’s baseball operations. Ballengee Group is a sports management company currently managing both Major League and Minor League baseball players. The merger is expected to close in the first quarter of 2025.

The Company has also announced the signing of a letter of intent to acquire Matchpoint Connections, LLC. Matchpoint provides technology and software to assist universities in managing Name, Image and Likeness for its athletes. The merger is expected to close in the first quarter of 2025.

In addition, the Company announced an agreement with Jeff Campbell, an experienced executive with social media management and sports management to become its CEO immediately following the completion of the merger with the Ballengee Group.

Business Overview

In 2018, we began selling our own licensed products direct to consumers through the acquisition of the product formulation, inventory and customer list of Dermacia, a line of skin care and healthcare products (dermaciapro.com) In 2019, we began marketing to our customers through the use of social media such as Instagram, Facebook and other applications, and it became apparent that we needed to employ social media influencers that had specialization in marketing products similar to ours to our desired demographics– typically women who purchase high-end health and beauty products online. We quickly discovered that identifying the appropriate influencers and determining the proper amount to pay for this type of marketing proved to be extremely difficult.

In 2021, we decided that we would need to develop our own software system that would go out and scrape a number of social media applications and help us to determine the most effective influencers for our specific product line (currently only Dermacia). We hired a number of programmers and after several years we created Adapti. Essentially, the Adapti platform is an AI system that creates a ‘data fingerprint’ for client products data and even the entire company by utilizing third party AI such as ChatGPT, OpenAI or Google AI tools. It is management’s belief that Adapti will be able to match product data with influencers best positioned to successfully promote our products and services. Adapti uses such third party AI to determine which influencers will likely be able to generate the most attention - in specifically curated audiences - to attempt to produce the most positive ROI on client spend. The Company has spent approximately $500,000 in fiscal years 2023 and 2024 developing this software.

Adapti also continually analyzes proprietary data for each specific campaign along with public data sources as additional feedback to inform ongoing promotions and to further refine its algorithm and attempt to monetize accumulated data.

At the same time, as we had programming capabilities, we took on several outsourced projects to generate limited income and fully deploy our personnel.

In 2023, we began beta testing Adapti and in 2024 ran a few live transactions utilizing Adapti in a production environment in assisting with the sale of Dermacia. Adapti is expected to become a part of the strategy with the Ballengee Acquisition to assist the Ballengee clients with its social media opportunities. However, Adapti has not generated any revenues.

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Ballengee Group Acquisition

In March 2024, we entered into a definitive Merger Agreement to purchase the Ballengee Group’s baseball division in a $47 million transaction that is a combination of stock and Company promissory notes. The Ballengee Group is a sports agency that primarily specializes in representing athletes in Major League Baseball and Minor League Baseball prospects. The Ballengee group generated approximately $12 million in revenues and $4 million in EBIDTA for 2022, 2023 and 2024. The Ballengee group EBIDTA is expected to substantial surpass the 2022 EBITDA as several of the Ballengee clients have signed large, long term contracts in 2024.

The Ballengee group has a track record of negotiating over $1 billion in contracts, and brings together a preeminent lineup of experienced agents, business executives, and lawyers with unmatched experience in all areas of clients’ career, including equipment and off-the-field endorsement deals. In addition, the Ballengee Group has negotiated over $300 million in draft bonuses and has had 32 of the top 100 picks in the last five drafts. As a value-add to its agency services, the Ballengee group also provides sports marketing resources which include, but are not limited to, equipment procurement, baseball card, memorabilia, and brand marketing deals.

The closing of the Merger Agreement is subject to closing conditions several of which are outside of the control of the Company. The Company cannot provide any guarantees or assurances that the closing of the Merger Agreement will occur, or if the closing does occur, that the financial results for the Ballengee Group will be as expected by the Company.

Expected Impact

The Company’s influencer marketing software, Adapti, was created to solve the critical question that currently plagues brand marketing groups - how to identify the best product and influencer fit that will result in an optimal return on advertising spend. We expect that Adapti’s AI based software will address this gap by providing quantitative recommendations that identify the best influencers to represent a product and/or the best products for an influencer to promote. However, Adapti has not been tested on a large scale and we don’t know if it will actually produce the results that we expect. The Company has only generated between $13,000 and $15,000 in sales of the Dermacia brand annually.

The Company believes that the acquisition of the Ballengee group will have an immediate impact and drive additional revenue opportunities for both the Company and Ballengee clients. Utilizing Adapti, the Company expects to be able to efficiently and accurately target brands that align with Ballengee clients. Higher profile clients will benefit from national campaigns, with previously underutilized minor league clients securing local activations. Historically cost prohibitive to service the large number of low revenue generating clients, Adapti’s AI software provides a critical function by streamlining the process of identifying brand affinity and directing outreach efforts. These marketing engagements are expected to result in additional revenue for clients, the Ballengee Group and the Company. However, the Company cannot provide any assurances or guarantees that the acquisition will be completed, or if completed, it will result in additional revenues to the Company, as Adapti has not been tested on a larger scale. Adapti software could require substantial investment in developing the technology and artificial intelligence infrastructure to operate as we expect it.

Our accompanying financial statements have been prepared assuming that we will continue as a “going concern.” As discussed in Note 2 to the Company’s March 31, 2024 consolidated financial statements, we had little revenues, have minimal business operations, have recurring losses and have negative working capital and a stockholders’ deficit. These issues raise substantial doubt about our ability to continue as a “going concern.” Our ability to stay in business will, in part, depend on our ability to raise additional funding or continue to make brand acquisitions. Our financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Management Teams

The management team of the Company is as follows:

Adam Nicosia	President/Chief Executive Officer*	Director (Chairman)
Marilu Brassington	Chief Financial Officer	Director
Matt Balk		Director

Upon the closing of the acquisition of the Ballengee Group (as described herein), Adam Nicosia shall resign as President/Chief Executive Officer and Jeff Campbell shall become the Company’s President and Chief Executive Officer.

Employees

As of March 31, 2024 and as of September 30, 2024, the Company had no full-time employees and no part-time employees. All personnel working for the Company are working as independent contractors.

Company Information

The address of our principal executive offices is 2278 Monitor St, Dallas Texas. 75207 and our telephone number at that location is 775-375-1500.

Available Information and Reports to Security Holders

Prior to the filing of this Form 10, we have made annual and quarterly filings with the OTC Markets Group pursuant to their alternative reporting system. The OTC Markets Group maintains a website with the Company’s filings at http://www.otcmarkets.com.

When this Registration Statement becomes effective, we will begin to file annual reports on Form 10-K, quarterly reports on Form 10-Q, Current Reports on Form 8-K, proxy statements, information statements, and other information typical of reporting companies. Our SEC filings are and will continue to be available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Our website address is www.scepterbrands.com. Information contained on the website does not constitute part of this Registration Statement. We have included our website address in this Registration Statement solely as an inactive textual reference. When this Registration Statement becomes effective, we plan to make available, through a link to the SEC’s website, electronic copies of the materials we file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, the Section 16 reports filed by our executive officers, directors and 10% stockholders and amendments to those reports.

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Item 1A. Risk Factors.

An investment in our securities is highly speculative and involves a high degree of risk. In determining whether to purchase our securities, an investor should carefully consider all of the material risks described below, together with the other information contained in this report. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks or uncertainties. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. An investor should only purchase our securities if he or she can afford to suffer the loss of his or her entire investment. These risks are not exclusive. Additional risks and uncertainties that are unknown to us, or that we currently deem immaterial, may impair our business operations. These risks may prevent us from achieving our business objectives, and may materially and adversely affect our business, financial condition, results of operations and prospects.

History of Operations — The Company has limited operating history upon which an Investor can base an investment decision.

The Company is an early-stage distribution company utilizing social media and its AI platform which might not be successful and therefore investors may lose their investment in the Company. Although the Company was formed on January 11, 2007, it has struggled to generate substantial sales and profitability and has tried to sell multiple products with limited success. It has been attempting to use social media and social media influencers to sell its products, but currently has had limited success and is unable to provide investors with significant data upon which an evaluation can be made of the Company’s prospects and an investment in its securities.

The Company cannot be certain that its business plan or the introduction of its AI based software for determining the best influencers to represent a product and/or the best products for a specific influencer to represent will be successful nor be able to generate substantial growth in sales. As an early-stage company, the Company will be particularly susceptible to the risks and uncertainties described in these risk factors and will be more likely to incur expenses associated with addressing them.

The Company cannot assure investors that it will be able to achieve any of its objectives, generate sufficient revenues to achieve or sustain profitability.

Actual Operating Results May Differ from Estimates — The Company’s actual operating results may differ from its initial estimates.

The Company’s operating results depend on marketing costs, public tastes, and promotional success. The Company expects to continue to generate its revenues from the sale of its products through the use of social media promotions. The ability of the Company to generate revenues depends on the success of its promotions and its AI based software. Accordingly, the Company’s revenues are, and will continue to be, difficult to forecast. For the years ended March 31, 2024 and 2023, the Company only generated $13,672 and $15,447, respectively. For the six months ended September 30, 2024 and 2023, the Company generated $2,978 and $6,912, respectively.

Acquisition Closing — There is no guarantee the announced acquisitions with the Ballengee Group and Matchpoint Connections will close.

The Company has executed a Merger Agreement for the acquisition of the Ballengee Group and a Letter of Intent for Matchpoint Connections, a summary of each is set forth below in Note 14 “Subsequent Events” in the Notes to the Financial Statements for the years ended March 31, 2024 and March 31, 2023. Although the Merger Agreement and Letter of Intent have been executed and announced, there are no guarantees that all of the contingencies within the Merger Agreement and Letter of Intent will be met or that the acquisitions will close.

Acquisition Performance and Synergies — There is no guarantee the announced acquisition with the Ballengee Group will continue to perform or that the assumed synergies will emerge even if the acquisition closes.

The acquisition of the Ballengee Group would be a transformative acquisition for the Company that would be expected to bring over $10 million in annual revenues and $5 million in annual EBITDA to the Company. However, there is no guarantee that even if the acquisition closes, the combined company will be able to maintain such business or revenues and/or grow the business and revenues. It is also assumed that the AI based software product of the Company, Adapti, will be able to generate social media promotional opportunities for the athlete clients of Ballengee Group allowing for additional revenues and competitive advantages for the proposed combined businesses. However, there is no guarantee that such additional revenues or competitive advantages would be achieved.

Revenues — There is no guarantee revenues will remain consistent over time.

It is likely that revenues generated from the sale of our products and services, and the introduction of new products and services, will not remain consistent over time. Even if the Company is successful in selling and promoting a specific product or service, there are no guarantees that a sales from such particular product or services will continue to grow nor whether sales from a newly introduced product or service will have any success. For the years ended March 31, 2024 and 2023, the Company only generated $13,672 and $15,447, respectively. For the six months ended September 30, 2024 and 2023, the Company generated $2,978 and $6,912, respectively.

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Fluctuations in Operations — The Company’s operating results may fluctuate significantly.

The Company expects that its future operating results will fluctuate significantly as a result of, among other factors:

●	- The success of current products and services and newly introduced products and services;

●	- The success of the company’s software to pick appropriate influencers for each existing and newly introduced products at proper costs;

●	- The costs for production, distribute and promotion of the products and services;

●	- The timing of receipt of proceeds generated by the sales;

●	- The timing and magnitude of operating expenses and capital expenditures;

●	- General economic conditions, including continued slowdown in spending.

As a result, the Company believes that its results of operations may fluctuate significantly, and it is possible that the Company’s operating results could be below the expectations of investors.

Diversification — The Company’s success depends on a small number of products and services.

The most common way to diversify risk is to introduce multiple lines of products and services and offer and sell them through multiple channels. This diversification reduces the impact of the commercial success of a single product or service, or the impact of the failure of a product or service on Company’s overall financial health. Due to financial limitations, however, the Company is focused on a select group of products and services and are selling these products through the use of social media and the use of social media influencers. Although the Company plans to offer additional products and services, including the Adapti services and the agency services of the Ballengee Group upon the successful completion of the acquisition, it plans to concentrate its sales and promotional efforts of its products through this single sales channel so there will be a continued risk of a lack of diversification for investors.

Capital – Our business requires a substantial investment of capital, and we may have limited working capital and limited access to financing.

The promotion and marketing of our products and services along with the continued development and improvement to our software requires additional capital. Our cash requirements, at times, may exceed the level of cash generated by operations. Accordingly, we may have limited working capital. Capital available for these purposes will be reduced to the extent that we are required to use funds otherwise budgeted for capital investment to fund our operations. Curtailed investment over a sustained period could have a material adverse effect on future operating results and cash flows. Further, a significant amount of time may elapse between our expenditure of funds and the receipt of revenues from our television programs or motion pictures. This time lapse requires us to fund a significant portion of our capital requirements from our operating cash flow and from other financing sources. We cannot assure you that we will not be subject to substantial financial risks relating to our business growth.

Our ability to obtain adequate additional financing on satisfactory terms may be limited. With respect to equity financing, our ability to sell our equity securities depends on general market conditions, including the demand for our common stock. We may be unable to raise capital through the sale of equity securities, and if we were able to sell equity, our existing stockholders could experience substantial dilution. If adequate financing is not available at all or is unavailable on acceptable terms, we may find we are unable to fund expansion, continue offering products and services, take advantage of acquisition opportunities, develop or enhance services or products, or respond to competitive pressures in the industry. Any of the foregoing could have a material adverse effect on our business, financial condition, operating results, liquidity and prospects.

Our AI based Social Media Software, Adapti, is critical for the marketing and growth of our products

We have spent the past 3 years developing our Adapti software to assist in locating and negotiating promotional arrangements with social media influencers, and we now believe that the software has successfully completed beta testing and is ready for production launch. However, there is no guarantee that the software will operate as expected in a production environment nor be able to provide us with the assistance in obtaining the correct influencer to successfully market our products. If the software does not work as expected, the ability to sell our products and grow our business could be hampered.

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In addition, if the software does not work as expected, we might be required to spend additional capital in software development. There are no guarantees that we will have the capital to spend in development nor be able to get the software to work as desired even if we do spend the capital. We also expect that we will need to spend additional capital in the future to further improve and maintain our software. There are no guarantees that we will have this capital to spend nor be able to successfully make the improvement as desired even if we do spend the capital.

Competition — There can be no assurance that the Company will be able to compete with substantially larger competitors.

There are numerous other companies selling products online through the use of social media influencers, and numerous other sports agencies representing athletes. The number of competitors and even very large competitors offering similar products and services in the market makes it difficult for the Company to succeed.

Reliance on Personnel — The Company depends on management to succeed.

To accomplish our objectives, we require a strong management team with expertise in both software development and product development and sales and marketing. Although we have entered into agreements with certain of our executive officers and contracts with our outsourced programming consultants, each of them may terminate its contract with us at any time. We do not maintain “key person” insurance for any of our executives or other employees. We may not be able to attract and retain these personnel on acceptable terms given the competition for personnel with similar qualifications. The loss of the services of any of our executive officers could impede our growth.

Pandemic – A resurgence of COVID-19 or a new pandemic could materially and adversely impact or disrupt our business.

The COVID-19 pandemic had significant negative short-term economic impacts. The long-term impact of COVID-19 on the U.S. and world economies remains uncertain. New restrictions due to a resurgence of COVID-19 or a similar pandemic, including social distancing guidelines, could restrict our business. Additionally, should such a resurgence or new pandemic occur, it could result in an extended world-wide economic downturn, the demand for our product may be reduced, which may adversely affect our business.

Supply Chain Disruptions — Changes in relationships with the Company’s vendor base and supply chain disruptions may adversely affect its business operations.

The Company generates revenue directly from the sale of merchandise to end users. The Company generally does not have long-term written contracts with its major suppliers that would require them to continue supplying merchandise. Recent supply chain disruptions, including labor availability, raw material shortages, and rising costs have placed constraints which may increase the Company’s costs of manufacturing merchandise and decrease product availability, which could negatively impact sales and profitability. To date, the Company has experienced only minor supply chain disruptions resulting in temporary delays in a limited number of products that have not materially impacted the overall financial results. However, in future, changes in relationships with the Company’s vendor base and supply chain disruptions may adversely affect its business operations.

Cybersecurity – Any significant disruption in or unauthorized access to our computer systems or those of third parties that we utilize in our operations, including those relating to cybersecurity or arising from cyber-attacks, could result in a loss or degradation of service, unauthorized disclosure of data, including corporate information, or theft of intellectual property, including digital content assets, which could adversely impact our business.

Our reputation is dependent upon the reliable performance and security of our computer systems and those of third parties that we utilize in our operations. These systems may be subject to damage or interruption from, among other things, earthquakes, adverse weather conditions, other natural disasters, terrorist attacks, rogue employees, power loss, telecommunications failures, and cybersecurity risks. Interruptions in these systems, or with the internet in general, could hinder our ability to produce and distribute the Series.

Our computer systems and those of third parties we use in our operations are subject to cybersecurity threats, including cyber- attacks such as computer viruses, denial of service attacks, physical or electronic break-ins and similar disruptions. These systems may experience directed attacks intended to lead to interruptions and delays in our service and operations as well as loss, misuse or theft of personal information (of third parties, employees, and our members) and other data, confidential information or intellectual property. Additionally, outside parties may attempt to induce employees, vendors, partners, or users to disclose sensitive or confidential information in order to gain access to data. Any attempt by hackers to obtain our data (including member and corporate information) or intellectual property (including digital content assets), or otherwise access our systems, or those of third parties we use, if successful, could harm our business, be expensive to remedy and damage our reputation.

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Financing — We may seek additional capital that may result in stockholder dilution or that may have rights senior to those of our common stockholders.

From time to time, we may seek to obtain additional capital, either through equity, equity-linked or debt securities. The decision to obtain additional capital will depend on, among other things, our business plans, operating performance and condition of the capital markets. Any disruption in the capital markets could make it more difficult and expensive for us to raise additional capital or refinance our existing indebtedness. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our common stock, and our stockholders may experience dilution.

Smaller Reporting Company — We are a “smaller reporting company” and we cannot be certain if the reduced disclosure requirements applicable to smaller reporting companies will make our securities less attractive to investors.

We are a “smaller reporting company,” as defined in Rule 12b-2 under the Exchange Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including “emerging growth companies” such as, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Our status as a smaller reporting company is determined on an annual basis. We cannot predict if investors will find our securities less attractive or our Company less comparable to certain other public companies because we will rely on these exemptions. For example, if we do not adopt a new or revised accounting standard, our future financial results may not be as comparable to the financial results of certain other companies in our industry that adopted such standards.

Public Company Reporting Requirements — The requirements of being a reporting public company may strain our resources, divert management’s attention and affect our ability to attract and retain additional executive management and qualified board members.

As a reporting public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the Dodd-Frank Act, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly and increase demand on our systems and resources, particularly after we are no longer a “smaller reporting company.” The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and results of operations. As a “smaller reporting company,” we receive certain reporting exemptions under the Sarbanes-Oxley Act.

Changing laws, regulations and standards relating to corporate governance and public disclosure create uncertainty for public companies, increase legal and financial compliance costs and increase time expenditures for internal personnel. These laws, regulations and standards are subject to interpretation, in many cases due to their lack of specificity, and their application in practice may evolve over time as regulators and governing bodies provide new guidance. These changes may result in continued uncertainty regarding compliance matters and may necessitate higher costs due to ongoing revisions to filings, disclosures and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate regulatory or legal proceedings against us and our business may be adversely affected.

As a public company under these rules and regulations, we expect that it may make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified directors and officers.

Shareholder Approval — Three stockholders currently owns 59.7% of the total shares issued and outstanding, and as a result, collectively. controls all matters requiring shareholder approval.

Market Group International (an entity controlled by Robert Van Boerum, a former director), Stuff International (an entity controlled by Adam Nicosia, our President/Chief Executive Officer and a director) and Vivakor, Inc. together control the Company through the ownership approximately 59.7% of the Company’s issued and outstanding common stock. As a result, these controlling stockholders will control the outcome of all decisions at the Company’s shareholder meetings and will be able to elect a majority of the members of our board of directors. These stockholders able to direct our actions in areas such as business strategy, financing, distributions, acquisitions and dispositions of assets or businesses. For example, our controlling stockholders may cause us to make acquisitions that increase the amount of our indebtedness or outstanding shares of Common Stock or inhibit change of control transactions that may benefit other stockholders. The decisions of our controlling stockholders on these matters may be contrary to your expectations or preferences, and they may take actions that could be contrary to your interests. So long as our controlling shareholder beneficially owns a sufficient number of shares of Common Stock, even if they beneficially own significantly less than 50% of our outstanding share capital, they will be able to effectively control our decisions.

In addition, if the proposed merger with Ballengee Group is completed, the owners of the Ballengee group will own more than 50% of the total shares outstanding on an as converted basis and will thus be in a position of control. There are also certain restrictions on corporate actions that have been agreed upon in the definitive merger agreement and will take effect when and if we close the transaction.

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Unauthorized disclosure of cardholder and patron data or similar violations of applicable data privacy laws, whether through a security breach of our computer systems, our third-party processor’s computer systems or otherwise, or through our unauthorized use or transmission of such data could subjects us to costly fines, penalties, and legal claims.

We collect and store personally identifiable information about patrons, including names, addresses, and account numbers, and we maintain a database of patron data. We also rely on our third-party processor and certain other technology partners to process and store patron data. As a result, we, as well as our third-party processor, and certain of our other technology providers, are required to comply with various foreign, federal, and state privacy statutes and regulations. Compliance with these regulations and requirements, which are subject to change at any time, is often difficult and costly, and our failure, or the failure of these other third parties, to comply may result in significant fines or civil penalties, regulatory enforcement action, liability to our sponsor bank, and termination of our agreements with our customers, each of which could have a material adverse effect on our business, financial condition, operations, or cash flows. If our computer systems or those of our third-party processor or other technology providers suffer a security breach, we may be subject to liability, including claims for unauthorized transactions with misappropriated bank card information, impersonation, or similar fraud claims, as well as for any failure to comply with laws governing required notifications of such a breach, and these claims could result in protracted and costly litigation, penalties, or sanctions, and damage to our reputation, which could adversely impact our financial results.

Material Weakness - In prior periods we identified certain material weaknesses in our internal controls over financial reporting. If our internal controls are not effective, we may not be able to accurately report our financial results or prevent fraud.

While our internal controls over financial reporting are currently effective, we identified material weaknesses in our financial reporting in prior periods resulting from (i) an inability to segregate incompatible duties due to having a small finance group, and (ii) the failure to conduct an analysis relating to the consolidation of an acquired entity. In connection with these prior material weaknesses we implemented remediation measures including the hiring of a Chief Financial Officer and have made her in charge of the ongoing identification, design and implementation of internal control over financial reporting.

Notwithstanding our attempt to remediate prior material weaknesses, if we identify new material weaknesses in our internal control over financial reporting, we may be late with the filing of our periodic reports, investors may lose confidence in the accuracy and completeness of our financial reports and we may not be able to prevent fraud. As a result of such failures, we could also become subject to investigations by the SEC or other regulatory authorities, and become subject to litigation from investors and stockholders, which could harm our reputation, financial condition or divert financial and management resources from our core business, and would have a material adverse effect on our business, financial condition and results of operations.

Acquisition Risk

There is no guarantee the announced acquisition with the Ballengee Group will continue to perform or that the assumed synergies will emerge even if the acquisition closes. This would be a transformative acquisition would be expected to bring over $10 million in annual revenues and $5 million in annual EBITA. However, there is no guarantee that even if the acquisition closes, the combined company will be able to maintain such business and/or grow the business. It is also anticipated that the AI based software product of the Company, Adapti, will be able to generate social media promotional opportunities for the athlete clients of Ballengee Group allowing for additional revenues and competitive advantages for the proposed combined businesses. However, there is no guarantee that such additional revenues or competitive advantages would be achieved.

The Company intends to utilize social media and its AI platform to distribute products which might not work and might cause investors to lose their investment. The Company also cannot assure investors that it will be able to achieve any of its objectives, generate sufficient revenues to achieve or sustain profitability.

The Company cannot be certain that its business plan or the introduction of its AI based software for determining the best influencers to represent a product and/or the best products for a specific influencer to represent will be successful nor be able to generate substantial growth in sales. As an early-stage company, the Company will be particularly susceptible to the risks and uncertainties described in these risk factors and will be more likely to incur expenses associated with addressing them.

Penny Stock Rules —If our shares become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not obtain or retain a listing on the Nasdaq Capital Market or if the price of our common stock falls below $5.00, our common stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements would likely have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

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FINRA Rules—FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority, Inc. (“FINRA”), has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative, low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. The FINRA requirements may make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity in our common stock. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell shares, as well as overall liquidity, of our common stock.

Our independent registered public accounting firm’s report states that there is substantial doubt that we will be able to continue as a going concern. Our possible inability to stay in business could result in a total loss on investment by our shareholders.

Our accompanying financial statements have been prepared assuming that we will continue as a “going concern.” As discussed in Note 2 to the Company’s March 31, 2024 consolidated financial statements, we had little revenues, have minimal business operations, have recurring losses and have negative working capital and a stockholders’ deficit. These issues raise substantial doubt about our ability to continue as a “going concern.” Our ability to stay in business will, in part, depend on our ability to raise additional funding or continue to make brand acquisitions. Our financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Item 2. Financial Information

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the audited financial statements and the related notes included elsewhere herein. Our historical results do not necessarily reflect what our historical financial position and results of operations would have been had we been a stand-alone public company during the years presented. In addition, our historical results are not necessarily indicative of the results to be expected for any future period, and results for any interim period are not necessarily indicative of the results to be expected for the full year.

In addition to our financial statements, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. See “Cautionary Statement Concerning Forward-Looking Statements” and “Item 1A. Risk Factors” for a discussion of the uncertainties, risks and assumptions associated with these statements.

Results of Operations

Overview

Scepter Holdings, Inc. (the “Company”) was incorporated under the laws of the State of Nevada on January 11, 2007. The Company manages the sales and brand development of health and beauty products through the Dermacia product line. The Company seeks to acquire or license performing brands to add to the Company’s portfolio of products and brands sold online and through strategic retail relationships. The Company has expertise manufacturing, distributing, marketing, and selling online consumer packaged goods and seeks to leverage its expertise to grow additional acquired brands. For the years ended March 31, 2024 and 2023, the Company only generated $13,672 and $15,447, respectively. For the six months ended September 30, 2024 and 2023, the Company generated $2,978 and $6,912, respectively.

The Company has no parent entity and does not own any wholly-owned or majority-owned subsidiaries. Upon the closing of the acquisition of the Ballengee Group, the Company will operate Ballengee Group LLC as a wholly-owned subsidiary.

The Company manages the sales and brand development of health and beauty products through its Dermacia product line. On or around the date of this filing the Company was actively selling Dermacia branded cosmetics through its related websites and other online marketplaces. The Company is actively developing line extensions under the established brands, and actively working to add new brands to its product portfolio.

See “Cautionary Statement Concerning Forward-Looking Statements” and “Item 1A. Risk Factors” for a discussion of the uncertainties, risks and assumptions associated with these statements.

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MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULT OF OPERATIONS

The Company began selling its own licensed products direct to consumers through the acquisition of the product formulation, inventory and customer list of Dermacia, a line of skin care and healthcare products.

Comparison of the Three Months Ended September 30, 2024 and 2023 – Results of Operations

The following summary of our results of operations should be read in conjunction with our audited financial statements, and related notes, included herein.

	Three Months Ended September 30,		Change
	2024	2023	2024 vs. 2023
	(in thousands, except percentages)
Revenues:
Product revenues	$2,030	$4,052	(2,022)	(50)%
Total revenues	2,030	4,052	(2,022)	(50)%

Cost of revenues	-	4,739	(4,739)	(100)%

General and administrative	4,390	21,503	(17,113)	(80)%
Professional fees	138,955	449,684	(310,729)	(70)%
Net operating loss	(141,315)	(471,874)	(327,842)	(70)%
Other expense	(10,727)	(12)	10,715	89292%
Net loss before income taxes	(152,042)	(471,886)	(319,844)	(68)%
Income taxes	-	-	-	-
Net loss	$(152,042)	$(471,886)	(319,844)	(68)%

Revenues

Merchandise revenues include payments received for products shipped and sold through our vendors. Revenues for the three months ended September 30, 2024 decreased $2,022, or 50%, as compared to the three months ended September 30, 2023, primarily due decreased marketing efforts in 2024. Although our efforts in 2023 were nominal as well.

Cost of Revenues

Cost of revenues primarily include the costs of products. Cost of revenues for the three months ended September 30, 2024 decreased $4,739 or 100%, as compared to the three months ended September 30, 2023, due to the write off of inventory to zero during the 2024 fiscal year.

General and administrative expenses

General and administrative expense include the costs associated with personnel. General and administrative expenses decreased for the three months ended September 30, 2024 by $17,113, or 80%, as compared to the three months ended September 30, 2023, primarily due to the decrease in personnel during 2024 fiscal year.

Professional fees

Professional fees include the costs associated with outside consultants to help manage the public entity as well as other professional consultants. Professional fees decreased for the three months ended September 30, 2024 by $310,729, or 69%, as compared to the three months ended September 30, 2023, primarily due reducing consultants during 2024 fiscal year.

Other expense

Other expense includes interest expense on note payables. Other expense increased for the three months ended September 30, 2024 by $10,715, or 89292%, as compared to the three months ended September 30, 2023, primarily due the fact that the Company has new notes baring interest in 2024 compared to 2023.

Comparison of the Six Months Ended September 30, 2024 and 2023 – Results of Operations and Statement of Cash Flows and Balance Sheets

The following summary of our results of operations should be read in conjunction with our audited financial statements, and related notes, included herein.

	Six Months Ended September 30,		Change
	2024	2023	2024 vs. 2023
	(in thousands, except percentages)
Revenues:
Product revenues	$2,978	$6,912	(3,934)	(57)%
Total revenues	2,978	6,912	(3,934)	(57)%

Cost of revenues	-	8,264	(8,264)	(100)%

General and administrative	50,480	86,757	(36,277)	(42)%
Professional fees	362,923	903,074	(540,151)	(60)%
Net operating loss	(410,425)	(991,193)	(576,428)	(58)%
Other expense	(20,450)	(12)	20,438	170317%
Net loss before income taxes	(430,875)	(991,195)	(560,320)	(57)%
Income taxes	-	-	-	-
Net loss	$(430,875)	$(991,195)	(560,320)	(57)%

Revenues

Merchandise revenues include payments received for products shipped and sold through our vendors. Revenues for the six months ended September 30, 2024 decreased $3,934, or 57%, as compared to the six months ended September 30, 2023, primarily due decreased marketing efforts in 2024. Although our efforts in 2023 were nominal as well.

Cost of Revenues

Cost of revenues primarily include the costs of products. Cost of revenues for the six months ended September 30, 2024 decreased $8,264 or 100%, as compared to the six months ended September 30, 2023, due to the write off of inventory to zero during the 2024 fiscal year.

General and administrative expenses

General and administrative expense include the costs associated with personnel. General and administrative expenses decreased for the six months ended September 30, 2024 by $36,277, or 42%, as compared to the six months ended September 30, 2023, primarily due to the decrease in personnel during 2024 fiscal year.

Professional fees

Professional fees include the costs associated with outside consultants to help manage the public entity as well as other professional consultants. Professional fees decreased for the six months ended September 30, 2024 by $540,151, or 60%, as compared to the six months ended September 30, 2023, primarily due reducing consultants during 2024 fiscal year.

Other expense

Other expense includes interest expense on note payables. Other expense increased for the six months ended September 30, 2024 by $20,438, or 170317%, as compared to the six months ended September 30, 2023, primarily due the fact that the Company has new notes baring interest in 2024 compared to 2023.

Comparison of the Six Months Ended September 30, 2024 and, 2023

Our cash flow activities were as follows for the periods presented:

	Six Months Ended September 30,
	2024	2023	Change

Net cash flows used for operating activities	$(167,970)	$(382)	$167,588
Net cash flows used for investing activities	-	-	-
Net cash flows provided by financing activities	203,431	-	203,431

Operating activities

Net cash flows used for operating activities was ($167,970) and ($382) for the six months ended September 30, 2024 and 2023, respectively. The decrease of net cash flows used for operating activities of $167,588 was primarily due to the Company not issuing shares for stock compensation.

Investing activities

There were no investing activities for the six months ended September 30, 2024 and 2024, respectively.

Financing activities

The Company issued new notes payable of $203,431 for the six months ended September 30, 2024. There were no financing activities for the six months ended September 30, 2023. The Company settled liabilities utilizing share based compensation and related party notes payables.

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Comparison of the September 30, 2024 and 2023 – Balance Sheet

Key balance sheet line items

	September 30,	September 30,
	2024	2023
Current Assets:
Inventory	-	113,405

Current Liabilities:
Accounts payable and accrued liabilities	$285,974	$295,342
Convertible notes payable, short term	100,000
Related Party Notes payable, accrued interest	469,897	46,000
Total Current Liabilities	855,871	466,918

Inventory

Inventories, consist of a manufactured skin care products, are primarily accounted for using the first-in-first-out (“FIFO”) method and are valued at the lower of cost or market value. Inventories on hand are evaluated on an on-going basis to determine if any items are obsolete or in excess of future market needs. As of September 30, 2023, management has determined a reserve should be carried at $324,708. Management decided to write off the value of inventory to zero as of March 31, 2024. See accompanying audited financial statements for the years ended March 31, 2024 and 2023.

Accounts Payable and Accrued Liabilities

Accounts payable represents various vendors bills essential to operate the company. The accrued expenses are primarily made of professional and legal fees to manage and operate the Company. Accounts payable as of September 30, 2024 and September 30, 2023 is $31,147 and $260,297. The primary reason for the decrease is conversion of a vendors accounts payable to a note payable. See related party notes payable footnote for further discussion. Accrued expenses of September 30, 2024 and September 30, 2023 is 254,830 and $35,045 respectively. Accrued expenses is made up of following as of September 30, 2024:

Accrued Liabilities
Consulting fees	$80,000
Accounting Firm	$85,000
Legal Counsel	$89,830
$254,830

Related party notes payable and accrued interest

Related party notes payable are made of two notes as of September 30, 2024. There were no related party notes payable as of September 30, 2023. One note is to Stuff International and the other Note Payable is to MGI. As noted in accounts payable and accrued liabilities, this note is as a result of conversion of accounts payable to a Note payable. As of September 30, 2024, is $188,045 and $252,002 for Stuff International and MGI respectively plus accrued interest on both notes of $29,849, representing a total note payable and accrued interest balance of $469,897.

Comparison of the Years Ended March 31, 2024 and 2023

Key balance sheet line items

	March 31,	March 31,
	2024	2023
Current Assets:
Inventory	-	192,182

Current Liabilities:
Accounts payable and accrued liabilities	$140,350	$325,657
Convertible notes payable, short term	-	15,756
Notes payable, accrued interest	346,016	-
Total Current Liabilities	486,366	341,413

Inventory

Inventories, consist of a manufactured skin care products, are primarily accounted for using the first-in-first-out (“FIFO”) method and are valued at the lower of cost or market value. Inventories on hand are evaluated on an on-going basis to determine if any items are obsolete or in excess of future market needs. As of March 31, 2023, management has determined a reserve should be carried at $398,752. Management decided to write off the value of inventory to zero as of March 31, 2024 as there was a substantial decrease in our gross margins in 2024 that all our sales were negative gross margin where in 2023 the Company was selling the inventory at 60+% gross margin. In 2023, the Company had the inventory refurbished at no additional costs. The Company believes that it can liquidate the inventory at 50% of its original cost. See inventory note for additional information.

Beginning Inventory Balance 3/31/2023	590,934
Inventory reserve balance 3/31/2023	(398,752)
Subtotal inventory balance 3/31/2023	192,182
Add: Purchases	-
Less COGS	(11,538)
Less: Inventory write off	(429,807)
COGS - Inventory Write-Off (reclass from write-off expense)	(149,589)
Less Reserve write off	398,752
Ending Inventory Balance 3/31/2024	-

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Accounts Payable and Accrued Liabilities

Accounts payable represents various vendors bills essential to operate the company. The accrued expenses are primarily made of professional and legal fees to manage and operate the Company. Accounts payable as of March 31, 2024 and March 31, 2023 is $36,803 and $325,657. The primary reason for the decrease is conversion of a vendors accounts payable to a note payable. See related party notes payable footnote for further discussion. Accrued liabilities of March 31, 2024 and March 31, 2023 are 103,548 and zero dollars, respectively. The accrued liabilities is made up of following as of March 31, 2024:

Accrued Liabilities

Accounting Firm	$30,000
Legal Counsel	73,548
$103,548

Related party notes payable and accrued interest

Related party notes payable are made of two notes for as of March 31, 2024. There were no related party notes payable as of March 31, 2023. One note is to Stuff International and the other Note Payable is to MGI. As noted in accounts payable and accrued liabilities, this note is as a result of conversion of accounts payable to a Note payable. As of March 31, 2024 is $84,613 and $252,002 for Stuff International and MGI respectively, representing a total note payable and accrued interest balance of $346,016.

Comparison of the Years Ended March 31, 2024 and 2023

The following summary of our results of operations should be read in conjunction with our audited financial statements, and related notes, included herein.

	Year Ended March 31,		Change
	2024	2023	2024 vs. 2023
	(in thousands, except percentages)
Revenues:
Product revenues	$13,672	$15,447	1,775	11%
Total revenues	13,672	15,447	1,775	11%

Cost of revenues	200,240	5,666	(194,574)	(3,434)%

General and administrative	16,136	107,334	91,198	84%
Professional fees	1,496,924	1,635,950	139,025	8%
Net operating loss	(1,699,628)	(1,733,503)	(33,875)	2%
Other expense	(9,387)	(18,995)	(9,608)	51%
Net loss before income taxes	(1,709,015)	(1,752,498)	(43,483)	(3)%
Income taxes	-	-	-	-
Net loss	$(1,709,015)	$(1,752,498)	(43,483)	(3)%

Revenues

Merchandise revenues include payments received for products shipped and sold through our vendors. Revenues for the year ended March 31, 2024 decreased $1,775, or 11%, as compared to the year ended March 31, 2023, primarily due decreased marketing efforts in 2024. Although our efforts in 2023 were nominal as well.

Cost of Revenues

Cost of revenues primarily include the costs of products. Cost of revenues for the year ended March 31, 2024 increased $194,574, or 3,434%, as compared to the year ended March 31, 2034, primarily due to the write off of inventory to zero during the 2024 fiscal year.

General and administrative expenses

General and administrative expense include the costs associated with personnel. General and administrative expenses decreased for the year ended March 31, 2024 by $91,198, or 84%, as compared to the year ended March 31, 2023, primarily due to the decrease in personnel during 2023 fiscal year.

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Professional fees

Professional fees include the costs associated with outside consultants to help manage the public entity as well as other professional consultants. Professional fees decreased for the year ended March 31, 2024 by $139,025, or 8%, as compared to the year ended March 31, 2023, primarily due reducing consultants during 2024 fiscal year.

Other expense

Other expenses includes interest expense on note payables. Other expense decreased for the year ended March 31, 2024 by $9,608, or 51%, as compared to the year ended March 31, 2023, primarily due the fact that the Company had fewer outstanding convertible notes during 2024 compared to 2023.

Liquidity and Capital Resources

Comparison of March 31, 2024 and March 31, 2023

	As of March 31,
	2024	2023	Change

Cash	$702	$7,172	$(6,470)
Current liabilities	486,366	341,413	144,953

The Company’s primary sources of liquidity are from cash flows generated from operations and financing activities. As of March 31, 2024 and 2023, the Company had cash of $702 and $7,172, respectively. As of March 31, 2024 and 2023, the Company had current liabilities of $486,366 and $341,413, respectively.

The Company believes its existing cash and expected cash flows from operations will not be sufficient to meet our working capital, capital expenditures, and expected cash requirements from known contractual obligations for the next twelve months and beyond. It will need to raise additional capital to continue operations.

Comparison of the Years Ended March 31, 2024 and March 31, 2023

Our cash flow activities were as follows for the periods presented:

	Year Ended March 31,
	2024	2023	Change
	(in thousands)
Net cash flows used for operating activities	$(6,470)	$(216,990)	$210,519
Net cash flows used for investing activities	-	-	-
Net cash flows provided by financing activities	-	-	-

Operating activities

Net cash flows used for operating activities were $6,470 and $216,990 for the years ended March 31, 2024 and 2023, respectively. The increase of net cash flows used for operating activities of $210,519 was primarily due to the Company continuing to not raise funds to finance its operations.

Investing activities

There were no investing activities for the years ended March 31, 2024 and 2024, respectively.

Financing activities

The Company didn’t raise any funds in years ended March 31, 2024 and 2023. The Company settled liabilities utilizing share-based compensation and related party notes payables.

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Critical Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. The SEC has defined a company’s critical accounting policies as the ones that are most important to the portrayal of a company’s financial condition and results of operations, and which require a company to make its most difficult and subjective judgments. Based on this definition, the Company has identified the critical accounting policies and judgments addressed below. Estimates are based on historical experience and on various other assumptions that the Company believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Other Estimates

See Note 1 to the accompanying audited financial statements included herein and starting on page F-1 for further discussion.

Off-Balance Sheet Arrangements

As of March 31, 2024 and 2023, the Company had no off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on the Company’s financial condition, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Recently Issued and Adopted Accounting Pronouncements

See Note 1 to the accompanying audited financial statements included herein and starting on page F-1 for further discussion.

Item 3. Properties.

The Company has no leases or properties for the years ended March 31, 2024 and March 31, 2023, which is the same for the three month periods ended June 30, 2024 and 2023.

Item 4. Security Ownership of Certain Beneficial Owners and Management

The following table sets out certain information with respect to the beneficial ownership of the voting securities of the company, as of June 30, 2024, for:

●	Each person who we know beneficially owns more than five percent of any class of our voting securities.
●	Each of our directors.
●	Each of our executive officers.
●	All of our directors, director nominees and executive officers as a group.

As of December 31, 2024, the Company had 6,010,887,116 shares of Common Stock and zero shares of Preferred Stock issued and outstanding. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all securities that they beneficially own, subject to applicable community property laws.

Names of All Officers, Directors and Control Persons	Affiliation with Company (e.g. Officer Title /Director/Owner of more than 5%)	Residential Address (City / State Only)	Number of shares owned As of September 30, 2024 5,975,887,116	Share type/class	Ownership Percentage of Class Outstanding	Names of control person(s) if a corporate entity
Market Group International (Robert Van Boerum)	Prior Director	30 N Gould Dtreet, Suite R, Sheridan, WY 82801	918,984,500	Common	15.29%	Robert Van Boerum is a control person of Market Group International
Stuff International (Adam Nicosia)	Director	13295 South Sweet Caaroline Drive, .Riverton, UT 84065	1,400,000,000	Common	23.29%	Adam Nicosia is the President of Stuff International
Vivakor (Tyler Nelson)	Owner of more than 5%	5220 Spring Valley Road, Suite LL20, Dallas, TX 75254	826,376,882	Common	13.75%	Tyler Nelson is the CFO of Vivakor
Adwin, LLC	Owner of more than 5%	75-378 Nani Kailua Drive, Kailua Kona, HI 96740	375,000,000	Common	6.24%	Kevin Wiltz is the President of OCIFG
Yao Lu	Owner of more than 5%	1300 Lynnmere Drive, Thousand Oaks, CA 92360	351,175,000	Common	5.84%	Rocky Reininger is the control person for Regal Group, LLC
Johannesen Consulting, Inc. (Thomas Johannesen)	Owner of more than 5%	641 James Drive West Chester, PA 19382	357,430,000	Common	5.95%	Thomas Johannesen is the President of Johannesen Consulting, Inc.
EcoScientific Labs (Adam Nicosia)	Director	13295 South Sweet Caaroline Drive, .Riverton, UT 84065	500,000,00	Common	8.32%	Adam Nicosia is the President of EcoScientific Labs

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Item 5. Directors and Executive Officers.

The individuals listed below are our executive officers and directors:

Name	Position	Term of Office	Age
Adam Nicosia	Chief Executive Officer and Director	December 2023-Present	47

Marilu Brassington	Interim Chief Accounting Officer	October 2023- Present	46

Matthew Balk	Director	October 2023-Present	63

Biographical information regarding our directors and executive officers is set forth below.

Adam Nicosia

Mr. Nicosia brings his 18+ years experience in developing direct and indirect, domestic and international distribution sales channels in mid-sized private companies. Successfully developed and launched multiple retail brands, ranging from soft goods, sporting goods, personal care, electronics and commercial product lines. Each product line has attributed to more than 500 MM+ dollars in retail sales throughout the Club, Food and Drug, e-commerce, Hardware, Specialty and Mass Retail channels. From January 2022, Mr. Nicosia has been the Chief Executive Officer of Stuff International, Inc. From November 2023 to June 2024, Mr. Nicosia was the Head of Global Sales and Marketing of Blendtec. From November 2018 to November 2023, Mr. Nicosia was the VP Sales Business Development of Klymit.

Marilu Brassington

Ms. Brassington serves as the Chief Accounting Officer for Scepter Holdings, Inc.. Prior to Scepter, she was in charge of accounting of several publicly traded public companies from 2014 to 2021. Marilu Brassington served as an Chief Financial Officer of Bitzio, Inc. Prior to joining Bitzio, she served as Chief Financial officer of Givefun.com and consultant IAC. Ms. Brassington began her career as a Senior Financial Controller within the Investment Banking Group of Societe Generale and an audit supervisor at Deloitte & Touche. Ms. Brassington received a B.S. degree in accounting and finance in 2001 from the University of Miami and passed her Certified Public Accountants Exam in the same year. Ms. Brassington also currently serves as the part-time CAO for Quantum Nano Resources, Inc.

Matt Balk

Matthew Balk joined Scepter as a director in October 2023. Mr. Balk previously spent more than 25 years as an investment banker specializing in technology and biotechnology where he raised billions of dollars for both public and private companies and dozens of mergers and acquisitions. In 2011, he left investment banking to start his family office. He has since co-founded several companies including AzurX (Nasdaq: AZRX) and VerifyH20 and invested in a number of other technology companies. Mr. Balk also works as a consultant to a small number of companies in the areas of Biotech and technology in general. Mr. Balk received his MBA from New York University Stern School of Business. Mr. Balk is qualified to serve on our Board of Directors because of his extensive experience acting as an investment banker supporting large public companies.

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Item 6. Executive Compensation.

The following discussion and analysis of compensation arrangements should be read with the compensation tables and related disclosures set forth below. This discussion contains forward looking statements that are based on our current plans and expectations regarding future compensation programs. The actual compensation programs that we adopt may differ materially from the programs summarized in this discussion.

This section describes the material elements of the compensation awarded to, earned by, or paid to our Chief Executive Officer, and our two other most highly compensated executive officers, for the years ended March 31, 2024 and 2023.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Robert Van Boerum, Chief Strategy Officer	2024	551,250	-	-	-	-	-	551,250
	2023	659,167	-	-	-	-	-	659,167
Adam Nicosia, Director	2024	575,000	-	-	-	-	-	575,000
	2023	479,167	-	-	-	-	-	479,167
Marilu Brassington, Interim CFO	2024	20,000	-					20,000
	2023	20,000						20,000

Principal Elements of Compensation

The compensation of the Company’s executive officers comprises of the following major elements: (a) base salary; and (b) an annual, discretionary cash bonus. These principal elements of compensation are described below.

Base Salaries

Base salary is provided as a fixed source of compensation for our executive officers. Adjustments to base salaries will be reviewed annually and as warranted throughout the year to reflect promotions or other changes in the scope of breadth of an executive officer’s role or responsibilities, as well as to maintain market competitiveness.

Annual Bonuses

Annual bonuses may be awarded based on qualitative and quantitative performance standards and will reward performance of our executive officers individually. The determination of an executive officer’s performance may vary from year to year depending on economic conditions and conditions in the cannabis industry and may be based on measures such as stock price performance, the meeting of financial targets against budget, the meeting of acquisition objectives and balance sheet performance.

Outstanding Equity Awards at Fiscal Year-End

There are no outstanding equity awards.

Long-Term Incentive Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

Certain Relationships and Related Transactions

From time to time the Company may engage in transactions with related persons. Related persons are defined as any director or officer of the Company; any person who is the beneficial owner of 10% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power; any promotor of the Company; any immediate family member of any of the foregoing persons or an entity controlled by any such person or persons. Conflict of Interest Policy

The board of directors has adopted a conflict of interest policy applicable to all directors, officers, and employees of our company and our subsidiaries. The conflict of interest policy provides that a committee of independent members of the board of directors may, among other things, cause any officer or director who has a direct or indirect interest in a transaction to recuse him or herself from the consideration of such transaction and, to the extent necessary, the committee may retain appropriately qualified, non- conflicted personnel to advise the Company in connection with such transaction. Additionally, the conflict of interest policy requires that each director and executive officer annually sign a statement which affirms that such person has agreed to comply with the policy.

As of December 31, 2024, Stuff International, an entity owned by Adam Nicosia who is the President/Chief Executive Officer and a director of the Company, owns 31.61% of the outstanding shares of the Company’s Common Stock and has an outstanding loan to the Company in the amount of $202,405. The note payable to Stuff International for funds advanced to the Company bears a 10% interest rate. The note payable represents a balance of $188,045 of principal and $14,360 of accrued interest for a total note payable of $202,405 as of March 31, 2024.

As of December 31, 2024, Market Group International, and entity owned by Robert Van Boerum who is a former director of the Company, owns 15.29% of the outstanding Company’s Common Stock and has an outstanding loan to the Company in the amount of $252,002. The balance of the loan is $278,583 as of December 31, 2024. This note bears an interest of 10% and as such accrued interest as of December 31, 2024 was calculated to be approximately $26,581.

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Director Independence

Our Board of Directors currently consists of two (2) members. Our board of directors has determined one (1) member of the Board, Matt Balk, is an “independent director” as defined in the listing standards of the Nasdaq Stock Market LLC and applicable SEC rules. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. In making the determinations as to the independence of our directors, our Board of Directors reviewed and discussed information provided by the directors and the Company with regard to each director’s relationships as they may relate to the Company and its management.

Item 8. Legal Proceedings.

From time to time we may be involved in various disputes and litigation matters that arise in the ordinary course of business. We are currently not a party to any material legal proceeding.

Item 9. Market Price of and Dividends on the Registrant’s Common Stock and Related Stockholder Matters.

Our common stock trades under the symbol “BRZL” as reported with OTC Markets Group. As of March 31, 2024, we had approximately 68 holders of record of our common stock. Because many of our shares of common stock are held by brokers and other institutions on behalf of stockholders, this number is not indicative of the total number of stockholders represented by these stockholders of record.

Quarter Ending	High Bid	Low Bid
March 31, 2024	0.0005	0.0005
December 31, 2023	0.0007	0.0005
September 30, 2023	0.0012	0.0008
June 30, 2023	0.0016	0.0009

Holders

As of September 30, 2024, there were 5,975,887,116 shares of Common Stock issued and outstanding, which were held by approximately 1,500 stockholders of record and zero shares of Preferred Stock issued and outstanding,

Dividends

There were no dividends issued as during the fiscal years ended March 31, 2024 and 2023 which also includes the three months period ended June 30, 2024 and 2023.

The payment of any dividends in the future, and the timing and amount thereof, to the Company stockholders will fall within the sole discretion of the Board and will depend on many factors, such as our financial condition, earnings, capital requirements, potential obligations in planned financings, industry practice, legal requirements, Nevada corporate surplus requirements and other factors that the Board deems relevant. The Company’s ability to pay dividends will depend on its ongoing ability to generate cash from operations and on the Company’s access to the capital markets. The Company cannot guarantee that it will pay a dividend in the future or continue to pay any dividends if the Company commences paying dividends.

Equity Compensation Plans

The Company currently has no compensation plans under which the Company’s equity securities are authorized for issuance.

Item 10. Recent Sales of Unregistered Securities.

The information required by this Item 10 is contained in Note 10 entitled “Stockholders Deficit” in the Notes to the Financial Statements for the years ended March 31, 2024 and 2023 as well as the Financial Statements for the three and six months ended September 30, 2024 and 2023 below. That Note is incorporated herein by reference.

All issuances of Company common stock resulting from the conversion of promissory notes which are described in Note 10 were issued to accredited investors pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933.

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Item 11. Description of Registrant’s Securities to be Registered.

The following is a summary of the material terms of the Company’s capital stock contained in the Company’s Articles of Incorporation and by-laws. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the Articles of Incorporation or of the by-laws and is qualified by reference to the full texts of such documents. The summary is qualified in its entirety by reference to these documents, which you should read (along with the applicable provisions of Nevada law) for complete information on the Company’s capital stock after the Effective Time. The Articles of Incorporation and by-laws are included as exhibits 3.1 and 3.2, respectively, to this registration statement on Form 10.

We are registering on this Form 10 only the shares of Common Stock, the terms of which are described below.

Authorized Capital Stock

The Company’s authorized capital stock consists of (a) 20,000,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), (b) 20,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).

As of March 31, 2024 and 2023, the Company had 5,934,220,449 shares an 5,170,233,454 shares of Common Stock and zero shares of Preferred Stock issued and outstanding. All outstanding shares of Common Stock are fully paid and nonassessable.

Common Stock

The NRA provides that the holders of the Common Stock shall have one vote per share. In addition, except as otherwise required by law, as provided in this Articles of Incorporation, and as otherwise provided in the resolution or resolutions, if any, adopted by the Board with respect to any series of the Preferred Stock, on any matter presented to the holders of Common Stock and Preferred Stock for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), the holders thereof shall vote together as a single class.

Holders of the Common Stock will have no preemptive or conversion rights or other subscription rights. The Bylaws of the Company provide that the holders of Common Stock shall not have a right to cumulative voting. The rights, preferences, and privileges of the holders of the Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future. Additionally, the Bylaws may be amended by the Company’s stockholders or the Board of Directors.

Preferred Stock

There are no shares of Preferred Stock outstanding as of March 31, 2024 and 2023. The Company has filed a Certificate of Designations with the Secretary of State of the State of Nevada for the twenty million (20.,000,000) shares of Preferred Stock providing that the rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock of the Company are as follows: stockholders shall be entitled to one vote per share; shall be senior to common stock and shall have a conversion price to Common Stock subject to board approval; and conversion to Common Stock may occur after a year, at the election of the holder, or upon board approval. The Bylaws provide that the holders of Preferred Stock shall not have a right to cumulative voting.

Nevada Anti-Takeover Provisions

Some features of the Nevada Revised Statutes (“NRS”), which are further described below, may have the effect of deterring third parties from making takeover bids for control of us or may be used to hinder or delay a takeover bid. This would decrease the chance that our stockholders would realize a premium over market price for their shares of Common Stock as a result of a takeover bid. These provisions may also adversely affect the prevailing market price for shares of our Common Stock.

Acquisition of Controlling Interest

The NRS contains provisions governing acquisition of a controlling interest of a Nevada corporation. These provisions provide generally that any person or entity that acquires a certain percentage of the outstanding voting shares of a Nevada corporation may be denied voting rights with respect to the acquired shares, unless certain criteria are satisfied.

Combination with Interested Stockholder

The NRS contain provisions governing combinations of a Nevada corporation that has 200 or more stockholders of record with an “interested stockholder.” These provisions only apply to a Nevada corporation that, at the time the potential acquirer became an interested stockholder, has a class or series of voting shares listed on a national securities exchange, or has a class or series of voting shares traded in an “organized market” and satisfies certain specified public float and stockholder levels. As we do not now meet those requirements, we do not believe that these provisions are currently applicable to us. However, to the extent they become applicable to us in the future, they may have the effect of delaying or making it more difficult to affect a change in control of the Company in the future.

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A corporation affected by these provisions may not engage in a combination within two years after the interested stockholder acquires his, her or its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. Generally, if approval is not obtained, then after the expiration of the two-year period, the business combination may be consummated with the approval of the board of directors before the person became an interested stockholder or a majority of the voting power held by disinterested stockholders, or if the consideration to be received per share by disinterested stockholders is at least equal to the highest of:

●

the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or within three years immediately before, or in, the transaction in which he, she or it became an interested stockholder, whichever is higher;

●	the market value per share on the date of announcement of the combination or the date the person became an interested stockholder, whichever is higher; or

●	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock, if any.

Generally, these provisions define an interested stockholder as a person who is the beneficial owner, directly or indirectly of 10% or more of the voting power of the outstanding voting shares of a corporation, and define combination to include any merger or consolidation with an interested stockholder, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an interested stockholder of assets of the corporation:

●	having an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation;

●	having an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or

●	representing 10% or more of the earning power or net income of the corporation.

Size of Board and Vacancies

The Company’s Articles of Incorporation and Bylaws provide that the Board will consist of not less than one (1) or more than fifteen (15) members, with the exact number of directors to be fixed by resolution of the Board. The number of directors as of the date of this Form 10 is two (2).

The Bylaws provide that (i) vacancies on the Board or any committee thereof resulting from the death, resignation or removal of a director, may be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director; and (ii) vacancies on the Board created by an increase to the number of directors shall be filled by the vote or approval of the stockholders. The directors so chosen shall, in the case of the Board, hold office until the next annual election and until their successors are duly elected and qualified, or until their earlier death, resignation or removal and, in the case of any committee of the Board, shall hold office until their successors are duly appointed by the Board or until their earlier death, resignation or removal. The Bylaws provide that a majority of the Board of Directors may declare vacant the office of a director if the director: (a) is adjudged incompetent by a court order; (b) is convicted of a crime involving moral turpitude; (c) or fails to accept the office of director, in writing or by attending a meeting of the Board of Directors, within thirty (30) days of notice of election.

Special Stockholder Meetings

Meetings of stockholders shall be held at such place within or without the State of Nevada as may be provided by the Bylaws of the Company. The President or any other executive officer of the Company, the Board of Directors, or any member may call special meetings of the stockholders, or by the record holder or holders of at least ten percent (10%) of all shares entitled to vote at the meeting. Any action otherwise required to be taken at a meeting of the stockholders, except election of directors, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by stockholders having at least a majority of the voting power.

Item 12. Indemnification of Directors and Officers.

Section 78.138 of the NRS provides that, subject to certain exceptions under Nevada law, unless the articles of incorporation or an amendment thereto provides for greater individual liability, a director or officer is not individually liable to the Company or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that (i) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The Company’s Articles of Incorporation further provide that no director or officer of the Company shall have any personal liability to the Company or its stockholders for damages for breach of fiduciary duty as a director or officer, except that the Articles of Incorporation do not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of the NRS.

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Section 78.7502 of the NRS provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

NRS Section 78.7502 also provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Any indemnification pursuant to the above provisions may be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) by the stockholders; (b) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion. The Company’s Articles of Incorporation and bylaws comply with Nevada law as set forth above.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

Pursuant to the Employment Agreement dated April 1, 2024 with Jeff Campbell, the Company’s Chief Executive Officer, the Company has agreed to defend, indemnify, and hold Mr. Campbell harmless from and against any and all claims, damages, penalties or expenses arising from or in connection with the performance of Mr, Campbell’s job duties thereunder currently as a consultant to the Company and post-merger with the Ballengee Group, as CEO of the combined company.

Additionally, the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of the Company’s by-laws.

Item 13. Financial Statements and Supplementary Data.

The financial statements of the Company appear at the end of this report beginning on page F-1.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15. Financial Statements and Exhibits

(a) Financial Statements.

Our audited financial statements for the years ended March 31, 2024 and 2023 appear at the end of this Registration Statement on pages F-2 through F-29.

(b) Exhibits

The documents listed in the Exhibit Index of this Registration Statement are incorporated by reference or are filed with this Registration, in each case as indicated below.

Exhibit Number	Exhibit Description
3.1	Articles of Incorporation, as amended
3.2	Bylaws, as amended
10.1	Membership Interest Purchase Agreement dated March 18, 2024 among the Company, BSG Holdings, Inc. and JBAH Holdings, Inc.
10.2	Executive Employment Agreement dated April 1, 2024 between the Company and Jeff Campbell
10.3	Letter of Intent with Matchpoint Connection, LLC
23.1	Consent of Independent Registered Public Accounting Firm

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Form 10 to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: February 12, 2025

Scepter Holdings, Inc

By:	/s/Adam Nicosia
Adam Nicosia
Title:	Chief Executive Officer

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F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Scepter Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Scepter Holdings, Inc. (the “Company”) as of March 31, 2024 and 2023 and the related statements of operations, changes in stockholders’ deficit and cash flows for the years then ended and the related notes to financial statements (collectively, the “financial statements”).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2024, and 2023 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company had operating losses for each of the years ended March 31, 2024, and March 31, 2023, has an accumulated deficit as of March 31, 2024 and 2023, and the Company has not completed its efforts to generate revenues to cover its operating costs. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2 and Note 13. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Security and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

F-2

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current audits of the financial statements that were communicated or required to be communicated to the Audit Committee of the Board of Directors and that: (1) relate to accounts or disclosures that are material to financial statements and (2) involved challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

An audit of these elements is especially challenging and requires auditor judgement due to the nature and extent of audit effort required to address these matters, including the extent of specialized skill or knowledge needed.

Assessment of reserves for slow-moving or potential obsolescence

As described in Note 3, Summary of Significant Accounting Policies, and Note 5, Inventories to the financial statements, the Company had slow-moving and over-valued inventories. As part of our audit procedures, we (1) evaluated the title to the inventory by obtaining direct confirmation from the third party warehouse provider (2) reviewed the contract with the third party warehouse provider confirming that the Company had title to the inventory (3) reviewed gross margins, inventory turnovers and projected sales of current inventories and determined that the inventories were fully impaired as of March 31, 2024 and were materially impaired as of March 31, 2023 by approximately $400,000. Management recorded the adjustments to its inventories.

Accounting for Convertible Notes Payables and Notes Payable

As described in Note 3, Summary of Significant Accounting Policies, and Note 7, Convertible Note Payable – Short Term and Note 8, Related Party Notes Payable, to the financial statements, the Company has convertible debentures. The Company determined that there were no variable conversion features for both the Convertible Notes Payable and the Notes Payable. Our audit procedures related to management’s conclusion on the evaluation and related valuation of embedded derivatives, included the following, among others: (1) evaluating the relevant terms and conditions of the various financings, (2) assessing the appropriateness of conclusions reached by the Company with respect to the accounting for the convertible debt, and the assessment and accounting for potential derivatives and potential bifurcation in the instruments, and (3) reviewing the considerations related to the determination of the fair value of the various debt and equity instruments and the conversion features that include valuation models and assumptions utilized by management. We confirmed management’s determination that the Convertible Notes Payable and the Notes Payable in Note 8 did not require accounting for derivatives.

Accounting for the Fair Value of Stock-Based Compensation

As described in Note 3, Summary of Significant Accounting Policies, and Note 10, Stockholders’ Deficit, to the financial statements, the Company issued share-based compensation to consultants. Our audit procedures related to management’s conclusion on the evaluation and related valuation of stock-based compensation, included the following, among others: (1) evaluating the relevant terms and conditions of the various common stock issuances (2) evaluating the accounting consideration in determining the nature of the fair value of the common stock issued (3) evaluating the Company’s assertion that the Company’s stock is considered level one fair value, and value is based on the date the stock is issued, (4) reviewing each contract to ensure that the vesting terms were accurate and terms of conversion to equity was consistent with contracts, and (5) assessing the appropriateness of conclusions reached by the Company with respect to the accounting for the stock-based compensation.

/s/ Victor Mokuolu, CPA PLLC

Houston, Texas

PCAOB ID: 6771

We have served as the Company’s auditor since 2024.

October 31, 2024

F-3

SCEPTER HOLDINGS, INC.

BALANCE SHEET

	March 31,	March 31,
	2024	2023
ASSETS
Current Assets:
Cash	$702	$7,172
Accounts receivable	1,904	390
Inventories (See Note 5)	-	192,182
TOTAL CURRENT ASSETS	$2,606	$199,744

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable and accrued liabilities	$140,350	$325,657
Convertible notes payable, short term	-	15,756
Related Party Notes payable and accrued interest	346,016	-
Total Current Liabilities	486,366	341,413

EIDL Loan	7,000	7,000
Total Long - Term Liabilities	7,000	7,000

Total Liabilities	493,366	348,413

Commitments and Contingencies – (Note 11)	-	-

Stockholders’ Deficit:

Preferred Stock, par value $0.001, Authorized 20,000,000, zero issued at March 31, 2024 and 2023, respectively	-	-
Common stock, $0.001 par value, Authorized 20,000,000,000, 5,934,220,449 and 5,170,233,454 shares outstanding at March 31, 2024 and March 31, 2023, respectively	5,934,220	5,170,233
Additional paid in capital	2,127,269	1,524,332
Accumulated deficit	(8,552,249)	(6,843,234)
Total Stockholders’ Deficit	(490,760)	(148,669)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$2,606	$199,744

See accompanying notes to the financial statements.

F-4

SCEPTER HOLDINGS, INC.

STATEMENT OF OPERATIONS

	For the Year Ended
	March 31,
	2024	2023

Revenues	$13,672	$15,447
Cost of revenue	200,240	5,666

Gross Profit (Loss)	(186,568)	9,781

Operating Expenses
General and administrative	16,136	107,334
Professional fees	1,496,924	1,635,950
Total Operating Expenses	1,513,060	1,743,284

Loss from operations	(1,699,628)	(1,733,503)

Other Expense
Other income (expense)
Bank interest income	25	-
Inventory reserve expense	-	2,817
Interest expense	(9,412)	(21,812)
Net Other Expense	(9,387)	(18,995)

Net Loss	$(1,709,015)	$(1,752,498)

Net Loss Per Common Share: Basic and Diluted	$(0.00)	$(0.00)

Weighted Average Number of Common Shares Outstanding: Basic and Diluted	5,422,401,249	4,762,659,879

See accompanying notes to the financial statements.

F-5

SCEPTER HOLDINGS, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Common Stock		Additional		Total
	Number of Shares	Amount	Paid-in Capital	Accumulated Deficit	Stockholders’ Deficit

Balance - March 31, 2022	4,426,089,345	$4,619,809	$389,458	$(5,090,736)	$(81,469)

Common shares issued for convertible debt	299,977,442	299,977	363,739	-	663,716
Common shares issued for stock compensation	444,166,667	444,167	577,417	-	1,021,583
Equity Re-classification		(193,720)	193,720		-
Net loss	-	-	-	(1,752,498)	(1,752,498)

Balance - March 31, 2023	5,170,233,454	$5,170,233	$1,524,332	$(6,843,234)	$(148,669)

Common shares issued for convertible debt	14,056,996	14,057	1,687	-	15,743
Common shares issued for stock compensation	462,499,999	462,500	601,250	-	1,063,750
Common shares issued for accounts payable	287,430,000	287	287,143		287,430
Equity Re-classification		287,143	(287,143)		-
Net loss	-	-	-	(1,709,015)	(1,709,015)

Balance - March 31, 2024	5,934,220,449	$5,934,220	$2,127,269	$(8,552,249)	$(490,760)

See accompanying notes to the financial statements.

F-6

SCEPTER HOLDINGS, INC.

STATEMENT OF CASH FLOWS

	For the Year Ended
	March
	2024	2023
OPERATING ACTIVITIES:
Net loss	$(1,709,015)		$(1,752,498)
Adjustments to reconcile net loss to net cash used for by operating activities:
Stock based compensation	1,063,750		1,021,583
Change in reserve expense	(398,752)		-
Accounts receivable	(1,514)		(167)
Inventories	590,934		2,818
Accrued interest	8,644		(6,904)
Accounts payable and accrued liabilities	439,483		518,178
Net Cash Used for Operating Activities	(6,470)		(216,990)
INVESTING ACTIVITIES:
Net Cash Used in Investing Activities	-		-

FINANCING ACTIVITIES:
Net Cash Provided by Financing Activities	-		-

Net decrease in cash	(6,470)		(216,990)
Cash, beginning of year	7,172		224,162
Cash, end of year	$702		7,172

Supplemental cash flow information
Cash paid for interest	$-		$-
Cash paid for taxes	$-		$-

Non-cash transactions:
Issuance of note payable in exchange for outstanding accounts payable	$252,003		$-
Conversions of convertible notes payable, accrued interest	$15,743		$663,716
Issuance of note payable in exchange for outstanding accounts payable	$84,613	$
Issuance of share based compensation in exchange for outstanding accounts payable	$284,430	$

See accompanying notes to the financial statements.

F-7

SCEPTER HOLDINGS, INC.

NOTES TO THE FINANCIAL STATEMENTS FOR YEARS ENDED MARCH 31, 2024 AND 2023

1.	ORGANIZATION AND NATURE OF BUSINESS

In 2018, we began selling its own licensed products direct to consumers through the acquisition of the product formulation, inventory and customer list of Dermacia, a line of skin care and healthcare products. In 2019, we began marketing to our customers through the use of social media such as Instagram, Facebook and other applications, and it became apparent that we needed to employ social media influencers that had specialization in marketing products similar to ours to our desired demographics– typically women who purchase high end health and beauty products online. We quickly discovered that identifying the appropriate influencers and determining the proper amount to pay for this type of marketing proved to be extremely difficult if not nearly impossible.

In 2021, we decided that we would need to develop our own software system that would go out and scrape a number of social media applications and help us to determine the most effective influencers for our specific product line. We hired a number of programmers and after several years have created Adapti. Essentially, the Adapti platform is an AI system that was designed to create a proprietary ‘data fingerprint’ for client products data and even the entire company by utilizing third party AI such as ChatGPT, OpenAI or Google AI tools. It is management’s belief that Adapti will be able to match product data with influencers best positioned to successfully promote our products and services. Adapti uses such third party AI to determine which influencers will likely be able to generate the most attention - in specifically curated audiences - to attempt to produce the most positive ROI on client spend.

Adapti was developed to continually analyzes proprietary data for each specific campaign as additional feedback to inform ongoing promotions and to further refine its algorithm and monetize accumulated data. At the same time, as we had programming capabilities, we took on several outsourced projects to generate some income and fully deploy our personnel.

2.	GOING CONCERN

As of March 31, 2024, the Company has incurred losses totaling $8,552,249 (2023 - $6,843,234) since inception, has not yet generated significant revenue from its operations, and will require additional funds to maintain our operations. As of March 31, 2024, the Company had a working capital deficit of $483,760 (2023 - $141,669) and incurred a loss for the year ended March 31, 2024 of $1,709,015 (2023 - $1,752,498).

The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they become due. The Company intends to finance operating costs over the next twelve months through continued financial support from its stockholders, the issuance of debt securities and private placements of common stock. Although it has not been able to raise funds in the last two years it has settled liabilities with share-based compensation and convertible debt. The Company expects if it is able to close the transaction with the Ballengee Group LLC (“BG”) that they will be able to generate sufficient cash flow from operations.

While the Company strongly believes that its capital resources will be sufficient in the near term, there is no assurance that the Company’s activities will generate sufficient revenues to sustain its operations without additional capital or, if additional capital is needed that such funds, if available, will be obtainable in terms of satisfactory to the Company.

The accompanying audited financial statements have been prepared assuming that the Company will continue as a going concern; however, the above condition raises substantial doubt about the Company’s ability to do so. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

F-8

SCEPTER HOLDINGS, INC.

NOTES TO THE FINANCIAL STATEMENTS FOR YEARS ENDED MARCH 31, 2024 AND 2023

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) as promulgated in the United States of America.

All figures are in U.S. Dollars.

The fiscal year end is March 31.

Reclassifications

Certain amounts in the prior period have been reclassified to conform to the current period presentation. These reclassifications have no material effect on the reported financial results.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The estimates and judgments will also affect the reported amounts for certain revenues and expenses during the reporting period. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, stock-based compensation, derivate instruments, accounting for preferred stock, and the valuation of acquired assets and liabilities. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts, and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and on deposit at banking institutions as well as all highly liquid short-term investments with original maturities of 90 days or less. The Company had cash on hand of $702 as of March 31, 2024 and $7,172 as of March 31, 2023. The Company has no cash equivalents as of March 31, 2024 and March 31, 2023.

Revenue Recognition

Under Financial Accounting Standards Board (“FASB”) Topic 606, “Revenue from Contacts with Customers” (“ASC 606”), the Company recognizes revenue when the customer obtains control of promised goods or services, in an amount that reflects the consideration which is expected to be received in exchange for those goods or services. The Company recognizes revenue following the five-step model prescribed under ASC 606: (i) identify contract(s) with a customer; (ii) identify the products to be sold in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the products in the contract; and (v) recognize revenues when (or as) the Company delivers the contracted product to the customer.

The Company recognizes revenue (i) when they receive a purchase order from the Amazon online system (ii) each purchase order identifies the quantity and products to be purchased (iii) each purchase order has the price including discounts, (iv) there is no requirement for allocation as each sku has a separate price, and (v) the Company recognizes revenue when the customer receives the product from Amazon within a matter of days.

Accounts Receivable

The Company does not currently maintain reserves for potential credit losses on accounts receivable in accordance with ASC 326 Financial Instruments Credit Losses since the balances are so small and the average purchase from our customers is less than $100. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Reserves are recorded primarily on a specific identification basis. As of March 31, 2024 and March 31, 2023, the Company did not have an allowance for doubtful accounts.

F-9

SCEPTER HOLDINGS, INC.

NOTES TO THE FINANCIAL STATEMENTS FOR YEARS ENDED MARCH 31, 2024 AND 2023

Inventories

Inventories, consists of skin care products that the Company currently has on hand and available for sale. The inventory is primarily accounted for using the first-in-first-out (“FIFO”) method and are valued at the lower of cost or market value. Inventories on hand are evaluated on an on-going basis to determine if any items are obsolete or in excess of future market needs. Items determined to be obsolete are reserved for. As of March 31, 2024, and March 31, 2023, the Company determined that there should be a reserve for inventory for the fiscal year ended 2023. The inventory reserve as of March 31, 2023 is $398,752. For the fiscal year ended March 31, 2024 the Company wrote down inventory to zero and therefore there is no longer a reserve. See Note 5 for additional details.

Long-Lived Assets

The Company periodically tests its long-lived assets for impairment when certain triggering events or changes in circumstances indicate that the carrying amount of the assets may be impaired. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. Fair value is an estimate using assumptions about future cash flows and may change significantly as time passes. The Company did not recognize any impairment charges for the ended March 31, 2024 and March 31, 2023 since there are no long-lived assets.

Convertible Debt

When the Company issues convertible debt, it first evaluates the balance sheet classification of the convertible instrument in its entirety to determine whether the instrument should be classified as a liability under ASC 480, Distinguishing Liabilities from Equity, and second whether the conversion feature should be accounted for separately from the host instrument. A conversion feature of a convertible debt instrument or certain convertible preferred stock would be separated from the convertible instrument and classified as a derivative liability if the conversion feature, were it a standalone instrument, meets the definition of an “embedded derivative” in ASC 815, Derivatives and Hedging. Generally, characteristics that require derivative treatment include, among others, when the conversion feature is not indexed to the Company’s equity, as defined in ASC 815-40, or when it must be settled either in cash or by issuing stock that is readily convertible to cash. When a conversion feature meets the definition of an embedded derivative, it would be separated from the host instrument and classified as a derivative liability carried on the balance sheet at fair value, with any changes in its fair value recognized currently in the statements of operations.

Stock-Based Compensation

ASC 718, “Compensation - Stock Compensation”, prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

F-10

SCEPTER HOLDINGS, INC.

NOTES TO THE FINANCIAL STATEMENTS FOR YEARS ENDED MARCH 31, 2024 AND 2023

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50, “Equity - Based Payments to Non-Employees.” Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

Income Taxes

We account for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740, Income Taxes (“ASC 740”), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined, seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. We adopted the provisions of ASC 740 as of January 1, 2007 and have analyzed filing positions in each of the federal and state jurisdictions where we are required to file income tax returns, as well as all open tax years in these jurisdictions. We have identified the U.S. federal and California as our “major” tax jurisdictions. With limited exceptions, we remain subject to Internal Revenue Service (“IRS”) examination of our income tax returns filed within the last three (3) years, and to California Franchise Tax Board examination of our income tax returns filed within the last four (4) years. However, we have certain tax attribute carryforwards which will remain subject to review and adjustment by the relevant tax authorities until the statute of limitations closes with respect to the year in which such attributes are utilized.

At March 31, 2024 and March 31, 2023, the Company recognized a full valuation allowance against the recorded deferred tax assets.

We believe that our income tax filing positions and deductions will be sustained on audit and do not anticipate any adjustments that will result in a material change to our financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740. Our policy for recording interest and penalties associated with income-based tax audits is to record such items as a component of income taxes.

Fair Value Measurements

When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, we consider the principal or most advantageous market in which we would transact and consider assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of non-performance. We use the following three levels of inputs in determining the fair value of our assets and liabilities, focusing on the most observable inputs when available:

●	Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
●	Level 2 - Quoted prices in markets that are not active; or other inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability.
●	Level 3 - Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement is disclosed is determined based on the lowest level input that is significant to the fair value measurement.

The balances of cash, accounts receivable, accounts payable and accrued liabilities, convertible notes payable, related party notes payable and EIDL loan all reflect fair market value due to their short term maturities or realization.

Net Loss per Share

The Company follows ASC 260, “Earnings per Share” (“EPS”), which requires presentation of basic EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation. In the accompanying financial statements, basic earnings (loss) per share are computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period.

Diluted earnings per share reflects the potential dilution that could occur if securities were exercised or converted into common stock or other contracts to issue common stock resulting in the issuance of common stock that would then share in the Company’s earnings subject to anti-dilution limitations. In a period in which the Company has a net loss, all potentially dilutive securities are excluded from the computation of diluted shares outstanding as they would have an anti-dilutive impact.

For the years ended March 31, 2024, and March 31, 2023, potentially dilutive common shares consist of common stock issuable upon the conversion of convertible notes payable. All potentially dilutive securities related to these convertible notes payable were excluded from the computation of diluted weighted average number of shares of common stock outstanding as they would have had an anti-dilutive impact.

F-11

SCEPTER HOLDINGS, INC.

NOTES TO THE FINANCIAL STATEMENTS FOR YEARS ENDED MARCH 31, 2024 AND 2023

Comprehensive Income

ASC 220, Comprehensive Income, establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. During the years ended March 31, 2024 and March 31, 2023, the Company did not have any component of comprehensive income.

Contingencies

The Company follows ASC 450-20, “Loss Contingencies” to report accounting for contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. There were no loss contingencies as of March 31, 2024 and March 31, 2023.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)” (“ASU 2016-02”) which supersedes existing guidance on accounting for leases in “Leases (Topic 840).” The standard requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. A lessee should recognize in the balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. The new guidance is effective for annual reporting periods beginning after December 15, 2018 and interim periods within those fiscal years. The amendments should be applied at the beginning of the earliest period presented using a modified retrospective approach with earlier application permitted as of the beginning of an interim or annual reporting period. The Company evaluated the effects of adopting ASU 2016-02 on its financial statements and determined that there are no leases for evaluation.

Recent Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. This ASU enhances the disclosures related to segment reporting for public entities. It requires entities to disclose significant segment expenses for each reportable segment, providing greater transparency in segment performance. The ASU is effective for fiscal years beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company is currently evaluating how this ASU will impact its financial statements and disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU enhances the transparency and decision usefulness of income tax disclosures. It is designed to provide more detailed information about an entity’s income tax expenses, liabilities, and deferred tax items, potentially affecting how companies report and disclose their income tax-related information. The ASU is effective for public business entities for annual periods beginning after December 15, 2024, including interim periods within those fiscal years. The Company is currently evaluating how this ASU will impact its financial statements and disclosures.

Management does not believe any other recently issued, but not yet effective accounting pronouncements would have a material effect on our present or future financial statements.

NOTE 4 – ACCOUNTS RECEIVABLE

Accounts Receivable at March 31, 2024 and March 31, 2023 consists of the following:

	March 31, 2024	March 31, 2023

Accounts Receivable	$1,904	$390

Accounts receivable balances are primarily made up of sales through the third party vendor and paid within thirty days.

F-12

SCEPTER HOLDINGS, INC.

NOTES TO THE FINANCIAL STATEMENTS FOR YEARS ENDED MARCH 31, 2024 AND 2023

NOTE 5 – INVENTORIES

Inventories at March 31, 2024 and March 31, 2023 consists of the following:

	March 31, 2024	March 31, 2023
Inventories	$-	$590,934

Less: Inventory Reserve	-	(398,752)

Total Inventories	$-	$192,182

Inventory is valued at the lower of cost or net realizable value using the first in first out. Management compares the cost of inventory with the lower of cost or market value and an allowance is made to write down inventory to market value, if lower than the cost of inventory recorded in the financial statements. As of March 31, 2024, and March 31, 2023, the Company did not have work in process inventory. Inventory consisted of skin care products held at a third-party location. The Company has insurance to cover all losses on inventory and has title to the inventory at the third party facility. The majority of the Company’s sales are made through Amazon. Management decided to write off the value of inventory to zero as of March 31, 2024 as there was a substantial decrease in our gross margins in 2024 that all our sales were negative where in 2023 the Company was selling the inventory at 60+% gross margin. In 2023, had the inventory refurbished with no cost to the Company. The Company believes that it can liquidate the inventory at 50% of its original cost. See roll forward below:

Beginning Inventory Balance 3/31/2023	$590,934
Inventory reserve balance 3/31/2023	(398,752)
Subtotal inventory balance 3/31/2023	192,182
Add: Purchases	-
Less COGS	(11,538)
Less: Inventory write off	(429,807)
COGS - Inventory Write-Off (reclass from write-off expense)	(149,589)
Less Reserve write off	398,752
Ending Inventory Balance 3/31/2024	$-

NOTE 6 – ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities at March 31, 2024 and March 31, 2023 consists of the following:

	March 31, 2024	March 31, 2023

Accounts payable	$36,802	$325,657

Accrued liabilities	103,548	-

	$140,350	$325,657

F-13

SCEPTER HOLDINGS, INC.

NOTES TO THE FINANCIAL STATEMENTS FOR YEARS ENDED MARCH 31, 2024 AND 2023

Accounts payable is made up primarily of professional fees owed to various vendors. The significant decrease in accounts payable from March 31, 2023 to March 31, 2024 is due to the settlement of professional fees to one vendor that received a note payable as consideration please see Note 8 for more information. Accrued liabilities are made up of the following as of March 31, 2024:

Accrued Liabilities

Accounting Firm	$30,000
Legal Counsel	73,548
$103,548

The $73,548 owed to one of our attorneys that is no longer the Company’s legal counsel is to be settled for common shares.

In the year ended March 31, 2023, the Company paid $10,687 to two family members of one of the significant stockholders and directors. In the year ended March 31, 2024 the amount was $625 paid to one family member.

NOTE 7 – CONVERTIBLE NOTES PAYABLE – SHORT TERM

Convertible Notes payable at March 31, 2024 and March 31, 2023 consists of the following:

	March 31, 2024	March 31, 2023

Convertible note payable – short term	$-	$15,000
Total convertible notes payable	-	15,000
Add: accrued interest	-	756
Total convertible notes payable – short term	$-	$15,756

Convertible note payable balances – short term were zero and $15,756 for the year ended March 31, 2024 and year ended March 31, 2023, respectively.

During the six months ended September 30, 2023, the Company converted principal totalling $15,000 and $756 of interest into an aggregate of 14,056,996 shares of common stock at 20% discount to market price of after discount $0.00012. During the year ended March 31, 2023, the Company converted principal totalling $600,000 into an aggregate of 299,977,442 shares of common stock. After September 30, 2023, there were no convertible notes payable outstanding that were issued for cash in previous years.

Conversion of Outstanding Promissory Notes

During the Quarter ended June 30, 2023, the Company issued 14,056,996 shares of common stock to Paul Kison for the conversion of $15,000 of debt. During the Quarter ended March 31, 2023 the Company retired $75,000 of debt, $20,000 through the conversion of the Bruce A Smith note issued on September 8, 2022 into 13,810,382 common shares common stock at a 20% discount to market for a price of $0.00152, $10,000 through the conversion of the Larry C. Tankson note issued on September 6, 2022 to 7,2888,813 common stock at a 20% discount to market for a price of $0.00144, $5,000 through the conversion of the Carole Alley Family Trust note issued on August 1, 2022 to 3,126,223 common stock at a 20% discount to market for a price of $0.00168, $5,000 through the conversion of the Donald L. & Hazel J. Christensen Revocable Living Trust note issued on August 1, 2022 to 3,136,823 common stock at a 20% discount to market for a price of $0.00168, $15,000 through the conversion of the William P. Elkins note issued July 26, 2022 to 9,847,603 common stock at a 20% discount to market for a price of $0.00160, $5,000 through the conversion of the Wallace Chapiewski note issued on July 7, 2022 to 3,282,534 common stock at a 20% discount to market for a price of $0.00160, $5,000 through the conversion of the Santuccio Ricciardi note issued on July 5, 2022 to 3,282,534 common stock at a 20% discount for a price of $0.00160, and $10,000 through the conversion of the Arnaldo Aleman note issued on July 19, 2022 to 6,252,446 common stock at a 20% discount to market for a price of $0.00168.

F-14

SCEPTER HOLDINGS, INC.

NOTES TO THE FINANCIAL STATEMENTS FOR YEARS ENDED MARCH 31, 2024 AND 2023

Prior to September 2023, the Company had converted all prior notes payable to common stock.

During the quarter ended September 30, 2023, an adjusting entry was made effecting the conversion to common stock of $175,000 of long term notes. $125,000 through the conversion of three notes issued to OC Sparkle for a 39,908,604 common shares at a 50% discount to market for average share price of $0.00067, and $50,000 through the conversion of the note issued to CZA, Inc. for 30,571,429 common shares at a 50% discount to market for an average share price of $0.00175.

During the Quarter ended June 30, 2023, the Company retired $15,000 of debt through the conversion of the Paul Kison note issued on September 28, 2022 to 14,056,996 common stock at 20% discount to market for a price of $0.00112.

During the Quarter ended March 31, 2023, the Company retired $75,000 of debt, $20,000 through the conversion of the Bruce A Smith note issued on September 8, 2022 to 13,810,382 shares of common stock at 20% discount to market for a price of $0.00152, $10,000 through the conversion of the Larry C. Tankson note issued on September 6, 2022 to 7,288,813 shares of common stock at 20% discount to market for a price of $0.00144, $5,000 through the conversion of the Carole Alley Family Trust note issued on August 1, 2022 to 3,126,223 shares of common stock at 20% discount to market for a price of $0.00168, $5,000 through the conversion of the Donald L. & Hazel J. Christensen Revocable Living Trust note issued on August 1, 2022 to common stock, $15,000 through the conversion of the William P. Elkins note issued July 26, 2022 to 3,136,823 shares of common stock at 20% discount to market for a price of $0.00168, $5,000 through the conversion of the Wallace Chapiewski note issued on July 7, 2022 to 3,282,534 shares of common stock at a 20% discount to market for a price of $0.00160, $5,000 through the conversion of the Santuccio Ricciardi note issued on July 5, 2022 to 3,282,534 shares of common stock at 20% discount to market for a price of $0.00160 , and $10,000 through the conversion of the Arnaldo Aleman note issued on July 19, 2022 to 6,252,446 shares of common stock for a price of $0.00168.

F-15

SCEPTER HOLDINGS, INC.

NOTES TO THE FINANCIAL STATEMENTS FOR YEARS ENDED MARCH 31, 2024 AND 2023

During the Quarter ended December 31, 2022, the Company retired $100,000 of debt, $10,000 through the conversion of the Thomas Felardo note issued on April 29, 2022 to 4,375,571 shares of common stock at a 20% discount to market for a price of $0.0024, $5,000 through the conversion of the Craig and Carol Adams note issued on May 5, 2022 to 2,735,445 shares of common stock at a 20% discount to market for a price of $0.00192, $5,000 through the conversion of the John Erickson note issued on May 5, 2022 to 2,735,445 shares of common stock at a 20% discount to market for a price of $0.00192, $10,000 through the conversion of the Paul Kison note issued on May 13, 2022 to 6,252,446 shares of common stock at a 20% discount to market for a price of $0.00168, $5,000 through the conversion of the Ronald & Anna Miller note issued May 25, 2022 to 3,282.534 shares of common stock at a 20% discount to market for a price of $0.0016, $25,000 through the conversion of the Chancey Dement note issued on May 27, 2022 to 16,412,671 shares of common stock at a 20% discount to market for a price of $0.0016, and $40,000 through the conversion of the George Sentena note issued on June 3, 2022 to 23,866,750 shares of common stock at a 20% discount to market for a price of $0.00176.

During the Quarter ended September 30, 2022, the Company retired $245,000 of debt, $15,000 through the conversion of the Arthur J. Earl note issued on January 24, 2022 to 4,799,950 shares of common stock at a 20% discount to market for a price of $0.00328, $100,000 through the conversion of the two Bruce A Smith notes issued on February 1, 2022 and March 21, 2022 to 39,142,934 shares of common stock at 20% discount to market for either $0.0024 or $0.00304, $50,000 through the conversion of the Davis & Nancy L Wulf Living Trust note issued on February 14, 2022 to 16,399,829 shares of common stock at a 20% discount to market for a price of $0.0032, $45,000 through the conversion of the two George L. Sentena notes issued on January 24, 2022 and March 22, 2022 to 17,042,200 shares of common stock at a 20% discount to price for a price of either $0.00296 or $0.00224, $15,000 through the conversion of the Jeanine A. Bitskay note issued July 28, 2022 to 6,559,4000 shares to common stock at a 20% discount to market for a price of $0.00232, $25,000 through the conversion of the Raymond R. Gould note issued on February 3, 2022 to 8,199,914 shares of common stock at a 20% discount to market for a price of $0.0032.

During the Quarter ended September 30, 2022, the Company issued $105,000 in promissory notes. (Santuccio Ricciardi note, Wallace Chapiewski note, Arnaldo Aleman note, William Elkins note, Donald L. & Hazel J. Christensen Revocable Trust note, Carole Alley Family Trust note, Larry Tankson note, Bruce A. Smith note, and Paul Kison note.) The ‘new notes’ bear interest at 10% per annum, have a six-month term, and are convertible at a 20% discount to market.

During the Quarter ended June 30, 2022, the Company retired $215,000 of debt, $10,000 through the conversion of the Ray Gould note issued on October 28, 2021 to 4,525,272 shares of common stock at a 20% discount to market $0.00232, $7,500 through the conversion of the Robert Nott note issued on December 2, 2021 to 4,473,848 shares of common stock at a 20% discount to market for a price of $0.00176, $50,000 through the conversion of the Davis & Nancy L Wulf Living Trust note issued on December 13, 2021 to 15,325,342 shares of common stock at a 20% discount to market for a price of $0.00336, $50,000 through the conversion of the Bruce A. Smith note issued on December 15, 2021 to 26,246,575 shares of common stock at a 20% discount to market for a price of $0.002, $30,000 through the conversion of the George L. Sentena note issued December 15, 2021 to 15,747,945 shares of common stock at a 20% discount to market for a price of $0.002, $25,000 through the conversion of the Ronald L. Johnson note issued on December 27, 2021 to 14,264,443 shares of common stock at a 20% discount for a price of $0.00184, $7,500 through the conversion of the Donald L. & Hazel J. Christensen Revocable Living Trust note issued on March 4, 2022 to 3,702,582 share of common stock at a 20% discount to price for a price of $0.00208, $10,000 through the conversion of the Wayne Ballard note issued on March 14, 2022 to 2,923,702 shares of common stock at a 20% discount to market for a price of $0.00344, and $25,000 through the conversion of the Michael Kang note issued on March 31, 2022 to 10,935,286 shares of common stock at 20% discount to market for a price of $0.00232.

F-16

SCEPTER HOLDINGS, INC.

NOTES TO THE FINANCIAL STATEMENTS FOR YEARS ENDED MARCH 31, 2024 AND 2023

During the Quarter ended June 30, 2022, the company issued $100,000 in promissory notes. (Thomas Felardo note, John Erickson note, Craig and Carol Adams note, Paul Kison note, Ronald & Anna Miller note, Chancey Dement note #3, and George L. Sentena note #5.) The ‘new notes’ bear interest at 10% per annum, have a six month 6mos term, and are convertible at a 20% discount to market.

During the Quarter ended March 31, 2022, the Company retired $205,000 of debt, $25,000 through the conversion of the Chancy Dument note issued on July 31, 2021 to common stock, $10,000 through the conversion of the John Erickson note issued August 19, 2021 to 3,021,949 shares of common stock at a 20% discount to market for a price of $0.00352, $50,000 through the conversion of the Ken Rose note issued September 1, 2021 to 16,607,877 shares of common stock at a 20% discount to market for a price of $0.0032, $10,000 through the conversion of the Arnaldo Aleman note issued September 5, 2021 to 4,526,453 shares of common stock at a 20% discount to market for a price of $0.00232, $10,000 through the conversion of the Craig and Carol Adams note issued September 20, 2021 to 3,058,299 shares of common stock at a 20% discount to market for a price of $0.00344, $10,000 through the conversion of the Carole Alley Family Trust note issued November 24, 2021 to 4,276,256 shares of common stock at a 20% discount to market for a price of $0.0024, $25,000 through the conversion of the Chancey Dement note #2 issued on January 1, 2022 to 9,639,404 shares of common stock at a 20% discount to market for a price of $0.00272, $5,000 through the conversion of the Carole Alley Family Trust note #2 issued on February 28, 2022 to 2,083,333 shares of common stock at a 20% discount to market at a price of $0.0024, $20,000 through the conversion of the John & Jacqueline Cloward Revocable Living Trust note issued on March 3, 2022 to 5,722,291 shares of common stock at a 20% discount to market for a price of $0.00352, $10,000 through the conversion of the Arnaldo Aleman note #2 issued on March 4, 2022 to 4,310,345 shares of common stock at a 20% discount to market for a price of $0.00232, $25,000 through the conversion of the Eldon Kaiser note issued on March 9, 2022 to 7,291,335 shares of common stock at a 20% discount to market for a price of $0.00344, and $5,000 through the conversion of the Gene Marlow note issued on March 15, 2022 to 2,155,172 shares of common stock at a 20% discount to market for a price of $0.00232. The Company also expensed $6,511.24 in interest accrued during the term of the notes.

During the Quarter ended March 31, 2022, the Company issued $272,500 in promissory notes. (George L. Sentena note, Bruce A Smith note, Raymond R. Gould note, Davis & Nancy L. Wulf Living Trust note, Arthur J. Earl note, Donald L. & Hazel J. Christensen Revocable Living Trust note, Wayne Ballard note, Bruce A Smith note #2, George L. Sentena note #2, and Michael Kang note, referred to as part of the ‘new notes’.) The ‘new notes’ bear interest at 10% per annum, have a six-month terms and are convertible at a 20% discount to market.

During the Quarter ended March 31, 2022, the Company issued $90,000 in promissory notes that were converted during the same quarter. (Chancey Dement note #2, Carole Alley Family Trust note #2, John & Jacqueline Cloward Revocable Living Trust note, Arnaldo Aleman note #2, Eldon Kaiser note and Gene Marlow note, referred to as part of the ‘new notes’.) The ‘new notes’ bear interest at 10% per annum, have a six months terms, and are convertible at a 20% discount to market.

NOTE 8 – RELATED PARTY NOTES PAYABLE

Related party notes payable at March 31, 2024 and March 31, 2023 consists of the following

	March 31, 2024	March 31, 2023

Market Group International	$252,003	$-
Stuff International	84,613

Accrued Interest	9,400	-

Related Party Notes Payable	$346,016	$-

On March 31, 2024 the Company had two related party notes payables. The first related notes payable was a conversion of accounts payable balance owed to Market Group International into a $250,000 related party notes payable which bear a 10% interest rate and was entered into on December 12, 2023. The balance related to Market Group International is $252,003 plus accrued interest of $7,595 for total balance of $259,598 as of March 31, 2024. This note is convertible to common stock with the following terms: if the Filing shall have occurred prior to the Maturity Date, any part of the outstanding balance of the Note into fully paid and non-assessable shares of Common Stock at the Qualified Filing conversion Price, provided that in no event shall this Note be converted in excess of that portion of this Note upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates and (2) the number of shares of

Common Stock issuable upon the conversion of the portion of this Note with respect to which the determination of this provision would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock.

The conversion price upon a Filing Conversion shall equal the lower of (i) 80% of the opening price of the Borrower’s shares of Common Stock, as listed on the Senior Exchange, on the first day on which the/ Borrower’s shares are traded thereon (representing a 20% discount), or (ii) 80% of the offering price of shares of Common Stock, (representing a 20% discount) (the “Filing Conversion Price”); (B) the conversion price upon a Non-Filing Conversion shall equal 80% of the Market Price.

Market Group International is owned by Robert Van Boreum our ex – Chief Executive Officer and it holds 918,984,500 of our outstanding common stock as of March 31, 2024 (March 31, 2023 – 713,484,500).

The second note payable is to Stuff International for funds advanced to the Company and bears a 10% interest rate. The Stuff international Note payable represents a balance of $84,613 of principal and $1,805 of accrued interest for a total note payable of $86,415. This note is not convertible into common shares of the Company. Adam Nicosia our current Chief Executive Officer owns Stuff International He also own Ecoscientific Labs that owns 1,695,823,333 of our common stock as of March 31, 2024 (March 31, 2023 - 1,508,333,333).

NOTE 9 – EIDL LOAN

EIDL Loan at March 31, 2024 and March 31, 2023 consists of the following:

	March 31, 2024	March 31, 2023
EIDL Loan	$7,000	$7,000

Total EIDL Loan	$7,000	$7,000

On April 21, 2020 the Company received an EIDL loan of $7,000, which the Company has recorded as a loan in the event the grant is not forgiven. We have not received notification if the EIDL loan should be repaid or has been forgiven. As of March 31, 2024 and March 31, 2023 the balance of EIDL loans is $7,000 respectively.

F-17

SCEPTER HOLDINGS, INC.

NOTES TO THE FINANCIAL STATEMENTS FOR YEARS ENDED MARCH 31, 2024 AND 2023

NOTE 10: STOCKHOLDERS’ DEFICIT

Authorized Capital Stock

The Company’s authorized capital stock consists of (a) 20,00,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), (b) 20,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).

As of March 31, 2024 and 2023, the Company had 5,939,220,449 shares and 5,170,233,454 shares of Common Stock and zero shares of Preferred Stock issued and outstanding. All outstanding shares of Common Stock are fully paid and non-assessable.

Common Stock

The Nevada Revised Statues provides that the holders of the Common Stock shall have one vote per share. In addition, except as otherwise required by law, as provided in this Articles of Incorporation, and as otherwise provided in the resolution or resolutions, if any, adopted by the Board with respect to any series of the Preferred Stock, on any matter presented to the holders of Common Stock and Preferred Stock for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), the holders thereof shall vote together as a single class.

Holders of the Common Stock will have no preemptive or conversion rights or other subscription rights. The Bylaws of the Company provide that the holders of Common Stock shall not have a right to cumulative voting. The rights, preferences, and privileges of the holders of the Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future. Additionally, the Bylaws may be amended by the Company’s stockholders or the Board of Directors.

Preferred Stock

There are no shares of Preferred Stock outstanding as of March 31, 2024 and 2023. The Company has filed a Certificate of Designations with the Secretary of State of the State of Nevada for the twenty million 20,000,000 shares of Preferred Stock providing that the rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock of the Company are as follows: stockholders shall be entitled to one vote per share; shall be senior to common stock and shall have a conversion price to Common Stock subject to board approval; and conversion to Common Stock may occur after a year, at the election of the holder, or upon board approval. The Bylaws provide that the holders of Preferred Stock shall not have a right to cumulative voting.

Issuances of Common Stock from the Conversion of Notes

During the quarter ended March 31, 2024, the Company issued 2,500,000 restricted shares of common stock to Vasil Popov in exchange for his professional services.

During the quarter ended March 31, 2024, the Company issued 62,500,000 restricted shares of common stock to EcoScientific Labs, in exchange for Adam Nicosia’s Management services at a price of $.0023 per share for total compensation costs of $143,750.

During the quarter ended December 31, 2023, the Company issued 2,500,000 restricted shares of common stock to Vasil Popov in exchange for his professional services at a price of $.0023 per share for total for total compensation costs of $5,750.

During the quarter ended December 31, 2023, the Company issued 62,500,000 restricted shares of common stock to EcoScientific Labs, in exchange for Adam Nicosia’s Management services at a price of $.0023 per share for total compensation costs of $143,750.

During the quarter ended December 31, 2023, the Company issued 5,000,000 restricted shares of common stock to Johannesen Consulting, Inc., in exchange for Thomas Johannesen’s professional services at a price of $0.0023 per share for total compensation costs of $11,500.

During the quarter ended December 31, 2023, the Company issued 287,430,000 restricted shares of common stock to Johannesen Consulting, Inc., for the conversion of $287,430 of debt.

During the quarter ended December 31, 2023, the Company issued 62,500,000 restricted shares of common stock to Market Group International in exchange for Robert Van Boerum’s Management services at a price of $.0023 per share for total compensation costs of $143,750.

F-18

SCEPTER HOLDINGS, INC.

NOTES TO THE FINANCIAL STATEMENTS FOR YEARS ENDED MARCH 31, 2024 AND 2023

During the quarter ended September 30, 2023, the Company issued 2,500,000 restricted shares of common stock to Vasil Popov in exchange for his professional services at a price of $.0023 per share for total for total compensation costs of $5,750.

During the quarter ended September 30, 2023, the Company issued 62,500,000 restricted shares of common stock to EcoScientific Labs, in exchange for Adam Nicosia’s Management services at a price of $.0023 per share for total compensation costs of $143,750.

During the quarter ended September 30, 2023, the Company issued 5,000,000 restricted shares of common stock to Johannesen Consulting, Inc., in exchange for Thomas Johannesen’s professional services at a price of $0.0023 per share for total compensation costs of $11,500.

During the quarter ended September 30, 2023, the Company issued 287,430,000 restricted shares of common stock to Johannesen Consulting, Inc., for the conversion of $287,430 of debt.

During the quarter ended September 30, 2023, the Company issued 62,500,000 restricted shares of common stock to Market Group International in exchange for Robert Van Boerum’s Management services.

During the quarter ended June 30, 2023, the Company issued 14,056,996 shares of common stock to Paul Kison for the conversion of $15,000 of debt.

During the quarter ended June 30, 2023, the Company issued 2,500,000 restricted shares of common stock to Vasil Popov in exchange for his professional services at a price of $.0023 per share for total for total compensation costs of $5,750.

During the quarter ended June 30, 2023, the Company issued 62,500,000 restricted shares of common stock to EcoScientific Labs, in exchange for Adam Nicosia’s Management services at a price of $.0023 per share for total compensation costs of $143,750.

During the quarter ended June 30, 2023, the Company issued 5,000,000 restricted shares of common stock to Johannesen Consulting, Inc., in exchange for Thomas Johannesen’s professional services at a price of $0.0023 per share for total compensation costs of $11,500.

During the quarter ended June 30, 2023, the Company issued 62,500,000 restricted shares of common stock to Market Group International in exchange for Robert Van Boerum’s Management services at a price of $.0023 per share for total compensation costs of $143,750.

F-19

SCEPTER HOLDINGS, INC.

NOTES TO THE FINANCIAL STATEMENTS FOR YEARS ENDED MARCH 31, 2024 AND 2023

During the quarter ended March 31, 2023, the Company issued 13,810,382 shares of common stock to Bruce A. Smith for the conversion of $20,000 of debt.

During the quarter ended March 31, 2023, the Company issued 7,288,813 shares of common stock to Larry C. Tankson for the conversion of $10,000 of debt.

During the quarter ended March 31, 2023, the Company issued 3,126,223 shares of common stock to Carole Alley Family Trust for the conversion of $5,000 of debt.

During the quarter ended March 31, 2023, the Company issued 3,136,823 shares of common stock to Donald L. Christensen & Hazel J. Christensen Revocable Living Trust for the conversion of $5,000 of debt.

During the quarter ended March 31, 2023, the Company issued 9,847,603 shares of common stock to William P. Elkins for the conversion of $15,000 of debt.

During the quarter ended March 31, 2023, the Company issued 3,282,534 shares of common stock to Wallace Chapiewski for the conversion of $5,000 of debt.

During the quarter ended March 31, 2023, the Company issued 3,282,534 shares of common stock to Santuccio Ricciardi for the conversion of $5,000 of debt.

During the quarter ended March 31, 2023, the Company issued 6,252,446 shares of common stock to Arnaldo Aleman for the conversion of $10,000 of debt.

During the quarter ended March 31, 2023, the Company issued 2,500,000 restricted shares of common stock to Vasil Popov in exchange for his professional services at a price of $.0023 per share for total for total compensation costs of $5,750.

During the quarter ended March 31, 2023, the Company issued 62,500,000 restricted shares of common stock to EcoScientific Labs, in exchange for Adam Nicosia’s Management services at a price of $.0023 per share for total compensation costs of $143,750.

During the quarter ended March 31, 2023, the Company issued 5,000,000 restricted shares of common stock to Johannesen Consulting, Inc., in exchange for Thomas Johannesen’s professional services at a price of $0.0023 per share for total compensation costs of $11,500.

During the quarter ended March 31, 2023, the Company issued 62,500,000 restricted shares of common stock to Market Group International in exchange for Robert Van Boerum’s Management services at a price of $.0023 per share for total compensation costs of $143,750.

During the quarter ended December 31, 2022, the Company issued 23,866,750 shares of common stock to George Sentena for the conversion of $40,000 of debt.

During the quarter ended December 31, 2022, the Company issued 16,412,671 shares of common stock to Chancey Dement for the conversion of $25,000 of debt.

During the quarter ended December 31, 2022, the Company issued 3,282,534 shares of common stock to Ronald & Anna Miller for the conversion of $5,000 of debt.

During the quarter ended December 31, 2022, the Company issued 6,252,446 shares of common stock to Paul Kison for the conversion of $10,000 of debt.

F-20

SCEPTER HOLDINGS, INC.

NOTES TO THE FINANCIAL STATEMENTS FOR YEARS ENDED MARCH 31, 2024 AND 2023

During the quarter ended December 31, 2022, the Company issued 2,735,445 shares of common stock to John Erickson for the conversion of $5,000 of debt.

During the quarter ended December 31, 2022, the Company issued 2,735,445 shares of common stock to Craig and Carol Adams for the conversion of $5,000 of debt.

During the quarter ended December 31, 2022, the Company issued 4,375,571 shares of common stock to Thomas A Felardo, Trustee of the Odralef Trust for the conversion of $10,000 of debt.

During the quarter ended December 31, 2022, the Company issued 2,500,000 restricted shares of common stock to Vasil Popov in exchange for his professional services at a price of $.0023 per share for total for total compensation costs of $5,750.

During the quarter ended December 31, 2022, the Company issued 62,500,000 restricted shares of common stock to EcoScientific Labs, in exchange for Adam Nicosia’s Management services at a price of $.0023 per share for total compensation costs of $143,750.

During the quarter ended December 31, 2022, the Company issued 5,000,000 restricted shares of common stock to Johannesen Consulting, Inc., in exchange for Thomas Johannesen’s professional services at a price of $0.0023 per share for total compensation costs of $11,500.

During the quarter ended December 31, 2022, the Company issued 62,500,000 restricted shares of common stock to Market Group International in exchange for Robert Van Boerum’s Management services

During the quarter ended September 30, 2022, the Company issued 4,799,950 shares of common stock to Arthur J. Earl for the conversion of $15,000 of debt.

During the quarter ended September 30, 2022, the Company issued 39,142,934 shares of common stock to Bruce A. Smith for the conversion of $100,000 of debt.

During the quarter ended September 30, 2022, the Company issued 16,399,829 shares of common stock to Davis Wulf & Nancy L Wulf Living Trust for the conversion of $50,000 of debt.

During the quarter ended September 30, 2022, the Company issued 16,399,829 shares of common stock to Davis Wulf & Nancy L Wulf Living Trust for the conversion of $50,000 of debt.

During the quarter ended September 30, 2022, the Company issued 5,000,000 restricted shares of common stock to Drucorp, in exchange for John Powell’s professional services.

During the quarter ended September 30, 2022, the Company issued 62,500,000 restricted shares of common stock to EcoScientific Labs, in exchange for Adam Nicosia’s Management services at a price of $.0023 per share for total compensation costs of $143,750.

During the quarter ended September 30, 2022, the Company issued 17,042,200 shares of common stock to George L. Sentena for the conversion of $40,000 of debt.

During the quarter ended September 30, 2022, the Company issued 6,559,400 shares of common stock to Jeanine A. Bitskay for the conversion of $15,000 of debt.

During the quarter ended September 30, 2022, the Company issued 5,000,000 restricted shares of common stock to Johannesen Consulting, Inc., in exchange for Thomas Johannesen’s professional services.

During the quarter ended September 30, 2022, the Company issued 62,500,000 restricted shares of common stock to Market Group International in exchange for Robert Van Boerum’s Management services.

F-21

SCEPTER HOLDINGS, INC.

NOTES TO THE FINANCIAL STATEMENTS FOR YEARS ENDED MARCH 31, 2024 AND 2023

During the quarter ended September 30, 2022, the Company issued 8,199,914 shares of common stock to Raymond R. Gould for the conversion of $25,000 of debt.

During the quarter ended September 30, 2022, the Company issued 2,500,000 restricted shares of common stock to Vasil Popov in exchange for his professional services at a price of $.0023 per share for total for total compensation costs of $5,750.

During the quarter ended June 30, 2022, the Company issued 2,155,172 shares of common stock to Gene Marlow for the conversion of $5,000 of debt.

During the quarter ended June 30, 2022, the Company issued 5,722,291 shares of common stock to John A Cloward & Jacqueline R Cloward for the conversion of $20,142.46 of debt.

During the quarter ended June 30, 2022, the Company issued 15,325,342 shares of common stock to Davis Wulf & Nancy L Wulf Living Trust for the conversion of $51,493 of debt.

During the quarter ended June 30, 2022, the Company issued 2,923,702 shares of common stock to Wayne Ballard for the conversion of $10,058 of debt.

During the quarter ended June 30, 2022, the Company issued 4,525,272 shares of common stock to Raymond R. Gould for the conversion of $10,499 of debt.

During the quarter ended June 30, 2022, the Company issued 10,935,286 shares of common stock to Michael Kang for the conversion of $25,370 of debt.

During the quarter ended June 30, 2022, the Company issued 20,833,333 restricted shares of common stock to EcoScientific Labs, in exchange for Adam Nicosia’s Management services at a price of $.0023 per share for total compensation costs of $143,750.

During the Quarter ended June 30, 2022, the Company issued 20,833,333 restricted shares of common stock to Market Group International, in exchange for Robert Van Boerum’s Management services at a price of $.0023 per share for total compensation costs of $143,750.

During the Quarter ended June 30, 2022, the Company issued 4,473,848 shares of common stock to Robert D. Nott for the conversion of $7,879.25 of debt.

During the Quarter ended June 30, 2022, the Company issued 15,747,945 shares of common stock to George L. Sentena for the conversion of $31,495.89 of debt.

During the Quarter ended June 30, 2022, the Company issued 26,246,575 shares of common stock to Bruce A. Smith for the conversion of $52,493.15 of debt.

During the Quarter ended June 30, 2022, the Company issued 3,702,582 shares of common stock to Donald L. Christensen & Hazel J. Christensen Revocable Living Trust for the conversion of $7,701.37 of debt.

During the Quarter ended June 30, 2022, the Company issued 14,264,443 shares of common stock to Ronald L. Johnson for the conversion of $26,246.58 of debt.

During the Quarter ended March 31, 2022, the Company issued 8,836,798 shares of common stock to Arnaldo Aleman for the conversion of $20,501.37 of debt.

During the Quarter ended March 31, 2022, the Company issued 6,359,589 shares of common stock to Carole Alley Family Trust for the conversion of $15,263.01 of debt.

F-22

SCEPTER HOLDINGS, INC.

NOTES TO THE FINANCIAL STATEMENTS FOR YEARS ENDED MARCH 31, 2024 AND 2023

During the Quarter ended March 31, 2022, the Company issued 18,830,580 shares of common stock to Chancey L. Dement for the conversion of $51,219.18 of debt.

During the Quarter ended March 31, 2022, the Company issued 3,058,299 shares of common stock to Craig R. Adams & Carol Ann Adams for the conversion of $10,520.55 of debt.

During the Quarter ended March 31, 2022, the Company issued 7,291,355 shares of common stock to Eldon Kaiser for the conversion of $25,082.19 of debt.

During the Quarter ended March 31, 2022, the Company issued 2,155,172 shares of common stock to Gene Marlow for the conversion of $5,000 of debt.

During the Quarter ended March 31, 2022, the Company issued 5,722,291 shares of common stock to John & Jacqueline Cloward Revocable Living Trust for the conversion of $20,142.46 of debt.

During the Quarter ended March 31, 2022, the Company issued 3,021,949 shares of common stock to John F. Erickson for the conversion of $10,637.26 of debt.

During the Quarter ended March 31, 2022, the Company issued 16,607,877 shares of common stock to Kenneth Lowell Rose for the conversion of $53,145.21 of debt.

EQUITY RECLASSES:

For 2023, the equity reclass represents common stock that were issued for convertible notes but were not recorded by the transfer agent.

For 2024, the equity reclass represents the common stock that was issued for settlement of accounts payable and was recorded on a gross basis.

Below is a table summarizing the Company’s Issuances of Common Stock from the Conversion of Notes:

Date of Transaction	Transaction type (e.g., new issuance, cancellation, shares returned to treasury)	Number of Shares Issued (or cancelled)	Class of Securities	Value of shares issued ($/per share) at Issuance	Individual/ Entity Shares were issued to. *You must disclose the control person(s) for any entities listed.	Reason for share issuance (e.g. for cash or debt conversion) -OR- Nature of Services Provided	Restricted or Unrestricted as of this filing.	Exemption or Registration Type.
8/30/21	Cancellation	-300,000,000	Common	$0.00100	Gevitta LLC (Charles Fisher)	Asset Acquisition	Restricted	Exempt
8/24/21	New Issuance	292,756,167	Common	$0.00100	Market Group International (Robert Van Boerum)	Debt Conversion	Restricted	Exempt
8/24/21	New Issuance	26,376,882	Common	$0.00100	Vivakor Inc. (Tyler Nelson)	Debt Conversion	Restricted	Exempt
8/24/21	New Issuance	4,153,333	Common	$0.00100	OCIFG, Inc (Kevin Wiltz)	Debt Conversion	Restricted	Exempt
8/24/21	New Issuance	30,000,000	Common	$0.00100	Johannesen Consulting, Inc. (Thomas Johannesen)	Advisory Services	Restricted	Exempt
11/23/21	New Issuance	11,206,580	Common	$0.00450	Bruce A Smith	Debt Conversion	Restricted	Exempt
12/20/21	New Issuance	3,429,285	Common	$0.00300	George L Sentena	Debt Conversion	Restricted	Exempt

F-23

SCEPTER HOLDINGS, INC.

NOTES TO THE FINANCIAL STATEMENTS FOR YEARS ENDED MARCH 31, 2024 AND 2023

12/30/21	New Issuance	10,094,713	Common	$0.00260	Ronald L Johnson	Debt Conversion	Restricted	Exempt
1/28/22	New Issuance	18,830,580	Common	$0.00272	Chancey L Dement	Debt Conversion	Restricted	Exempt
3/16/22	New Issuance	6,359,589	Common	$0.00240	Carole Alley Family Trust	Debt Conversion	Restricted	Exempt
3/16/22	New Issuance	8,836,798	Common	$0.00232	Arnaldo Aleman	Debt Conversion	Restricted	Exempt
3/31/22	New Issuance	3,021,949	Common	$0.00352	John F Erickson	Debt Conversion	Restricted	Exempt
3/31/22	New Issuance	7,291,335	Common	$0.00344	Eldon Kaiser	Debt Conversion	Restricted	Exempt
3/31/22	New Issuance	3,058,299	Common	$0.00344	Craig R Adams & Carol Ann Adams	Debt Conversion	Restricted	Exempt
3/31/22	New Issuance	16,607,877	Common	$0.00320	Kenneth Lowell Rose	Debt Conversion	Restricted	Exempt
4/12/22	New Issuance	2,155,172	Common	$0.00232	Gene Marlow	Debt Conversion	Restricted	Exempt
4/12/22	New Issuance	5,722,291	Common	$0.00352	John A Cloward & Jacqueline R Cloward	Debt Conversion	Restricted	Exempt
4/12/22	New Issuance	15,325,342	Common	$0.00336	Davis Wulf & Nancy L Wulf Living Trust	Debt Conversion	Restricted	Exempt
4/14/22	New Issuance	2,923,702	Common	$0.00344	Wayne Ballard	Debt Conversion	Restricted	Exempt
5/5/22	New Issuance	4,525,272	Common	$0.00232	Raymond R Gould	Debt Conversion	Restricted	Exempt
5/26/22	New Issuance	10,935,286	Common	$0.00232	Michael Kang	Debt Conversion	Restricted	Exempt
6/3/22	New Issuance	20,833,333	Common	$0.00230	EcoScientific Labs (Adam Nicosia)	Professional Services	Restricted	Exempt
6/3/22	New Issuance	20,833,333	Common	$0.00230	Market Group International (Robert Van Boerum)	Professional Services	Restricted	Exempt
6/8/22	New Issuance	4,473,848	Common	$0.00176	Robert D Nott	Debt Conversion	Restricted	Exempt
6/21/22	New Issuance	15,747,945	Common	$0.00200	George L Sentena	Debt Conversion	Restricted	Exempt
6/21/22	New Issuance	26,246,575	Common	$0.00200	Bruce A Smith	Debt Conversion	Restricted	Exempt
6/28/22	New Issuance	3,702,582	Common	$0.00208	Donald L Christensen & Hazel J Christensen Revocable Living Trust	Debt Conversion	Restricted	Exempt
6/28/22	New Issuance	14,264,443	Common	$0.00184	Ronald L Johnson	Debt Conversion	Restricted	Exempt
8/1/22	New Issuance	5,318,863	Common	$0.00336	George L. Sentena	Debt Conversion	Restricted	Exempt
8/9/22	New Issuance	8,199,914	Common	$0.00344	Raymond R. Gould	Debt Conversion	Restricted	Exempt
8/9/22	New Issuance	21,866,438	Common	$0.00232	Bruce A. Smith	Debt Conversion	Restricted	Exempt
8/24/22	New Issuance	16,399,829	Common	$0.00232	Davis & Nancy L. Wulf Living Trust	Debt Conversion	Restricted	Exempt
8/24/22	New Issuance	4,799,950	Common	$0.00176	Arthur J. Earl	Debt Conversion	Restricted	Exempt
9/27/22	New Issuance	17,276,496	Common	$0.00200	Bruce A. Smith	Debt Conversion	Restricted	Exempt
9/27/22	New Issuance	11,723,337	Common	$0.00184	George L. Sentena	Debt Conversion	Restricted	Exempt
9/27/22	New Issuance	6,559,400	Common	$0.00208	Jeanine A. Bitskay	Debt Conversion	Restricted	Exempt

F-24

SCEPTER HOLDINGS, INC.

NOTES TO THE FINANCIAL STATEMENTS FOR YEARS ENDED MARCH 31, 2024 AND 2023

9/30/22	New Issuance	62,500,000	Common	$0.00230	EcoScientific Labs (Adam Nicosia)	Professional Services	Restricted	Exempt
9/30/22	New Issuance	62,500,000	Common	$0.00230	Market Group International (Robert Van Boerum)	Professional Services	Restricted	Exempt
9/30/22	New Issuance	2,500,000	Common	$0.00230	Vasil Popov	Professional Services	Restricted	Exempt
9/30/22	New Issuance	5,000,000	Common	$0.00230	Drucorp (John Powell)	Professional Services	Restricted	Exempt
9/30/22	New Issuance	5,000,000	Common	$0.00230	Johannesen Consulting, Inc. (Thomas Johannesen)	Professional Services	Restricted	Exempt
11/7/22	New Issuance	4,375,571	Common	$0.00240	Thomas A Felardo, Trustee of the Odralef Trust	Debt Conversion	Restricted	Exempt
11/15/22	New Issuance	2,735,445	Common	$0.00192	Craig R Adams & Carol Ann Adams	Debt Conversion	Restricted	Exempt
11/15/22	New Issuance	2,735,445	Common	$0.00192	John F Erickson	Debt Conversion	Restricted	Exempt
11/15/22	New Issuance	6,252,446	Common	$0.00168	Paul Kison	Debt Conversion	Restricted	Exempt
12/12/22	New Issuance	23,866,750	Common	$0.00176	George L Sentena	Debt Conversion	Restricted	Exempt
12/12/22	New Issuance	16,412,671	Common	$0.00160	Chancey L Dement	Debt Conversion	Restricted	Exempt
12/12/22	New Issuance	3,282,534	Common	$0.00160	Ronald & Anna Miller	Debt Conversion	Restricted	Exempt
12/31/22	New Issuance	62,500,000	Common	$0.00200	EcoScientific Labs (Adam Nicosia)	Professional Services	Restricted	Exempt
12/31/22	New Issuance	62,500,000	Common	$0.00200	Market Group International (Robert Van Boerum)	Professional Services	Restricted	Exempt
12/31/22	New Issuance	2,500,000	Common	$0.00200	Vasil Popov	Professional Services	Restricted	Exempt
12/31/22	New Issuance	5,000,000	Common	$0.00200	Johannesen Consulting, Inc. (Thomas Johannesen)	Professional Services	Restricted	Exempt
1/19/23	New Issuance	3,282,534	Common	$0.00160	Santuccio Ricciardi	Debt Conversion	Restricted	Exempt
1/19/23	New Issuance	3,282,534	Common	$0.00160	Wallace Chapiewski	Debt Conversion	Restricted	Exempt
2/2/23	New Issuance	6,252,446	Common	$0.00168	Arnaldo Aleman	Debt Conversion	Restricted	Exempt
2/2/23	New Issuance	9,847,603	Common	$0.00160	William P. Elkins	Debt Conversion	Restricted	Exempt
3/2/23	New Issuance	3,136,823	Common	$0.00168	Donald L Christensen & Hazel J Christensen Revocable Living Trust	Debt Conversion	Restricted	Exempt
3/2/23	New Issuance	3,126,223	Common	$0.00168	Carole Alley Family Trust	Debt Conversion	Restricted	Exempt
3/21/23	New Issuance	7,288,813	Common	$0.00144	Larry Tankson	Debt Conversion	Restricted	Exempt
3/21/23	New Issuance	13,810,382	Common	$0.00152	Bruce A Smith	Debt Conversion	Restricted	Exempt
3/31/23	New Issuance	62,500,000	Common	$0.00200	EcoScientific Labs (Adam Nicosia)	Professional Services	Restricted	Exempt
3/31/23	New Issuance	62,500,000	Common	$0.00200	Market Group International (Robert Van Boerum)	Professional Services	Restricted	Exempt

F-25

SCEPTER HOLDINGS, INC.

NOTES TO THE FINANCIAL STATEMENTS FOR YEARS ENDED MARCH 31, 2024 AND 2023

3/31/23	New Issuance	2,500,000	Common	$0.00200	Vasil Popov	Professional Services	Restricted	Exempt
3/31/23	New Issuance	5,000,000	Common	$0.00200	Johannesen Consulting, Inc. (Thomas Johannesen)	Professional Services	Restricted	Exempt
4/5/23	New Issuance	14,056,996	Common	$0.00112	Paul Kison	Debt Conversion	Restricted	Exempt
6/30/23	New Issuance	62,500,000	Common	$0.00200	EcoScientific Labs (Adam Nicosia)	Professional Services	Restricted	Exempt
6/30/23	New Issuance	62,500,000	Common	$0.00200	Market Group International (Robert Van Boerum)	Professional Services	Restricted	Exempt
6/30/23	New Issuance	2,500,000	Common	$0.00200	Vasil Popov	Professional Services	Restricted	Exempt
6/30/23	New Issuance	5,000,000	Common	$0.00200	Johannesen Consulting, Inc. (Thomas Johannesen)	Professional Services	Restricted	Exempt
8/29/23	New Issuance	287,430,000	Common	$0.00100	Johannesen Consulting, Inc. (Thomas Johannesen)	Debt Conversion	Restricted	Exempt
9/30/23	New Issuance	62,500,000	Common	$0.00200	EcoScientific Labs (Adam Nicosia)	Professional Services	Restricted	Exempt
9/30/23	New Issuance	62,500,000	Common	$0.00200	Market Group International (Robert Van Boerum)	Professional Services	Restricted	Exempt
9/30/23	New Issuance	2,500,000	Common	$0.00200	Vasil Popov	Professional Services	Restricted	Exempt
9/30/23	New Issuance	5,000,000	Common	$0.00200	Johannesen Consulting, Inc. (Thomas Johannesen)	Professional Services	Restricted	Exempt
10/27/23	New Issuance	14,861,111	Common	$0.00208	OC Sparkle	Debt Conversion	Restricted	Exempt
10/27/23	New Issuance	11,014,706	Common	$0.00208	OC Sparkle	Debt Conversion	Restricted	Exempt
10/27/23	New Issuance	14,032,787	Common	$0.00208	OC Sparkle	Debt Conversion	Restricted	Exempt
10/27/23	New Issuance	30,571,429	Common	$0.00208	CZA, Inc.	Debt Conversion	Restricted	Exempt
12/31/23	New Issuance	62,500,000	Common	$0.00200	EcoScientific Labs (Adam Nicosia)	Professional Services	Restricted	Exempt
12/31/23	New Issuance	62,500,000	Common	$0.00200	Market Group International (Robert Van Boerum)	Professional Services	Restricted	Exempt
12/31/23	New Issuance	2,500,000	Common	$0.00200	Vasil Popov	Professional Services	Restricted	Exempt
12/31/23	New Issuance	5,000,000	Common	$0.00200	Johannesen Consulting, Inc. (Thomas Johannesen)	Professional Services	Restricted	Exempt
3/31/24	New Issuance	62,500,000	Common	$0.00200	EcoScientific Labs (Adam Nicosia)	Professional Services	Restricted	Exempt
3/31/24	New Issuance	2,500,000	Common	$0.00200	Vasil Popov	Professional Services	Restricted	Exempt
6/30/24	New Issuance	41,666,667	Common	$0.00200	EcoScientific Labs (Adam Nicosia)	Professional Services	Restricted	Exempt
Shares Outstanding as of June 30, 2024: 5,975,887,116

F-26

SCEPTER HOLDINGS, INC.

NOTES TO THE FINANCIAL STATEMENTS FOR YEARS ENDED MARCH 31, 2024 AND 2023

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Lease Commitments

The Company determines if an arrangement is a lease at inception. This determination generally depends on whether the arrangement conveys to the Company the right to control the use of an explicitly or implicitly identified fixed asset for a period of time in exchange for consideration. Control of an underlying asset is conveyed to the Company if the Company obtains the rights to direct the use of and to obtain substantially all of the economic benefits from using the underlying asset. The Company has lease agreements which include lease and non-lease components, which the Company has elected to account for as a single lease component for all classes of underlying assets. Lease expense for variable lease components are recognized when the obligation is probable.

Operating lease right of use (“ROU”) assets and lease liabilities are recognized at commencement date based on the present value of lease payments over the lease term. Operating lease payments are recognized as lease expense on a straight-line basis over the lease term. The Company primarily leases buildings (real estate) which are classified as operating leases. ASC 842 requires a lessee to discount its unpaid lease payments using the interest rate implicit in the lease or, if that rate cannot be readily determined, its incremental borrowing rate. As an implicit interest rate is not readily determinable in the Company’s leases, the incremental borrowing rate is used based on the information available at commencement date in determining the present value of lease payments.

The lease term for all of the Company’s leases includes the non-cancellable period of the lease plus any additional periods covered by either a Company option to extend (or not to terminate) the lease that the Company is reasonably certain to exercise, or an option to extend (or not to terminate) the lease controlled by the lessor. Options for lease renewals have been excluded from the lease term (and lease liability) for the majority of the Company’s leases as the reasonably certain threshold is not met.

Lease payments included in the measurement of the lease liability are comprised of fixed payments, variable payments that depend on index or rate, and amounts probable to be payable under the exercise of the Company option to purchase the underlying asset if reasonably certain.

Variable lease payments not dependent on a rate or index associated with the Company’s leases are recognized when the event, activity, or circumstance in the lease agreement on which those payments are assessed as probable. Variable lease payments are presented as operating expenses in the Company’s income statement in the same line item as expense arising from fixed lease payments. As of March 31, 2024 and March 31, 2023, management determined that there were no variable lease costs.

Litigation

There is no pending, threatened or actual legal proceedings in which the Company is a party.

F-27

SCEPTER HOLDINGS, INC.

NOTES TO THE FINANCIAL STATEMENTS FOR YEARS ENDED MARCH 31, 2024 AND 2023

NOTE 12: INCOME TAXES

The actual income tax provision differs from the “expected” tax computed by applying the Federal corporate tax rate of 21% to the income before income taxes as follows:

	Year Ended March 31,
	2024	2023
“Expected” income tax benefit	$358,893	367,433
State tax expense, net of Federal benefit	-	-
Change in valuation allowance	(358,893)	(367,433)
Other	-	-
Income tax provision	$-	-

The change in the valuation allowance is due to the tax effect of increase in net operating losses due to our continued net losses.

The tax effects of temporary differences which give rise to significant portions of the deferred taxes are summarized as follows:

	March 31, 2024	March 31, 2023
Deferred tax assets:
Inventory reserves	$-	398,752
Allowances for bad debts and returns	-	-
Accrued expenses	-	-
Asset valuation reserves	-
Net operating loss carryforwards-estimate	(3,979,078)	(2,270,063)
Total deferred tax assets	(3,979,078)	(1,871,491)
Valuation allowance	3,979,078	1,871,491)
	-
Deferred tax liabilities:
Deferred state taxes	-	-
Total deferred tax liabilities

Net deferred tax assets	$-	-

As of March 31, 2024 and March 31, 2023, we have $3,979,078 and $2,270,063 in net operating loss carryforwards for federal and state income tax purposes. In assessing the realizability of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. We consider the scheduled reversal of deferred tax assets, the level of historical taxable income and tax planning strategies in making the assessment of the realizability of deferred tax assets. We have identified the U.S. federal and California as our “major” tax jurisdiction. With limited exceptions, we remain subject to IRS examination of our income tax returns filed within the last three (3) years, and to California Franchise Tax Board examination of our income tax returns filed within the last four (4) years.

F-28

SCEPTER HOLDINGS, INC.

NOTES TO THE FINANCIAL STATEMENTS FOR YEARS ENDED MARCH 31, 2024 AND 2023

NOTE 13: SUBSEQUENT EVENTS

During the quarter ended June 30, 2024, the Company issued 41,666,667 restricted shares of common stock to EcoScientific Labs, in exchange for Adam Nicosia’s Management services at a price of $.0023 per share for total compensation costs of $95,833.

On March 25, 2024, the Company signed a merger agreement (the “Merger Agreement”) with BSG Holdings, LLC (“BSG”) and JBAH Holdings, Inc. (“JBAH”, and BSG and JBAH are collectively, the “Sellers”). Pursuant to the terms of the Merger Agreement, at the closing, (i) the Sellers will assign to the Company 100% of the membership interests in the Ballengee Group LLC (“BG”); and (ii) the Sellers will receive a total of $30 million of Scepter common stock and $17 million in the form of a 5 year promissory note issued by Scepter. BG is a sports management agency located in Dallas, Texas. BG represent approximately 200 athletes, of which approximately 50 of the athletes are in Major League Baseball with the remainder predominately within the Minor Leagues. The closing of the Merger Agreement is conditioned upon a reverse split and an increase in authorized shares of the Company and is expected to close as soon as those conditions are met. There are no guarantees that we can meet all of the requirements for closing of the Merger Agreement. After the closing, BG shall be operated as a wholly-owned subsidiary of the Company. The Sellers will hold a controlling majority of the outstanding stock of Scepter after the transaction closes and shall have the right to appoint four members to the Company’s board of directors The Merger Agreement provides that the Company shall file a registration statement to register the shares of Company common stock issued to the Sellers within 90 days after the closing date. The description of the Merger Agreement in this Form 10 is qualified in its entirety by reference to the full text of the Merger Agreement which is attached hereto as Exhibit 10.1.

The Company common stock to be issued at the closing of the Merger Agreement will be calculated with dividing the total value of the stock by the 3-day volume weighted average for the 3 trading days immediately prior to the closing. The promissory notes will be for a term of five years and carry an interest rate of prime plus 3% and shall be secured by a pledge agreement by the Company in favor of the Sellers. Additionally, the obligations of the Company pursuant to the promissory notes shall be guaranteed by BG. Cash payments of interest and principal will be paid based on a formula based on free cash flows of BG with any additional required payments to be paid in stock or cash at the option of the Company.

F-29

SCEPTER HOLDINGS, INC.

NOTES TO THE FINANCIAL STATEMENTS FOR YEARS ENDED MARCH 31, 2024 AND 2023

On April 1, 2024, Scepter signed a 3-year employment agreement with Jeff Campbell to be the Chief Executive Officer of the Company concurrent with the closing of the Merger Agreement. Jeff Campbell is a seasoned executive with deep experience in both social media and sports. Prior to closing, Mr. Campbell will act as a consultant to Scepter. Mr. Campbell served as CRO of Fitlab for 4 years. During that time, the integrated fitness platform grew to $100mm in annual recurring revenues via organic growth and strategic acquisition. Previously, he served as Chief Executive Officer of Geographic Farming, a digital media agency, where he grew annual revenue 400% in under 2 years, before selling to the venture capital firm, RenRen. He was also President of UFC Fit and began his career working for the sports agent, Leigh Steinberg. Pursuant to the terms of the employment agreement, Mr. Campbell will receive compensation of $375,000 per year of which $200,000 will be paid in cash with the remainder accruing until the Company has completed a raise of at least $2 million. In addition, he will receive a discretionary bonus and stock options to purchase 10% of the total shares outstanding at the time that his employment commences. The 20% of the options will vest immediately and the remaining 80% of the options will vest over a four-year period. The exercise price of the options will be 110% of the 5-day VWAP at the time of the grant. The description of Mr. Campbell’s employment agreement in this Form 10 is qualified in its entirety by reference to the full text of the employment agreement which is attached hereto as Exhibit 10.2.

The closing of the Merger Agreement is subject to closing conditions several of which are outside of the control of the Company. The Company cannot provide any guarantees or assurances that the closing of the Merger Agreement will occur. The merger is still pending and is expected to close shortly after the effectiveness of the Form 10.

During the quarter ended June 30, 2024, the Company issued 41,666,667 restricted shares of common stock to EcoScientific Labs, in exchange for Adam Nicosia’s Management services at a price of $.0023 per share for total compensation costs of $95,833.

On September 24, 2025 the Company entered into $100,000 convertible note agreement bearing an interest rate of 12% with a private investor with a 12 month term. The note will rank senior to all other obligations. The securities will convert into common shares at a conversion price of $0.001 any time prior to maturity.

F-30

SCEPTER HOLDINGS, INC.

CONDENSED BALANCE SHEETS

	(unaudited)	(audited)
	September 30,	March 31,
	2024	2024
ASSETS
Current Assets:
Cash	$36,163	$702
Accounts receivable	907	1,904
Inventories	-	-
TOTAL ASSETS	$37,070	$2,606

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable and accrued liabilities	$285,974	$140,350
Convertible notes payable, short term	100,000	-
Notes payable, accrued interest	469,897	346,016
Total Current Liabilities	855,871	486,366

EIDL Loans	7,000	7,000
Total Long - Term Liabilities	7,000	7,000

Total Liabilities	862,871	493,366

Stockholders’ Deficit:
Preferred Stock, par value $0.001, authorized 20,000,000 issued zero at September 30, 2024 and March 31, 2024, respectively	-	-
Common stock, $0.001 par value, Authorized 200,000,000 5,975,887,116 and 5,934,220,449 shares outstanding at September 30, 2024 and March 31, 2024, respectively	5,975,887	5,934,220
Additional paid-in capital	2,181,436	2,127,269
Accumulated deficit	(8,983,124)	(8,552,249)
Total Stockholders’ Deficit	(825,801)	(490,760)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$37,070	$2,606

The accompanying notes are an integral part of these condensed financial statements

F-31

SCEPTER HOLDINGS, INC.

CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2024	2023	2024	2023

Revenues	$2,030	$4,052	$2,978	$6,912
Cost of revenue	-	4,739	-	8,264
Gross Profit (Loss)	2,030	(687)	2,978	(1,352)

Operating Expenses
General and administrative	$4,390	$21,503	$50,480	$86,757
Professional fees	138,955	449,684	362,923	903,074
Total Operating Expenses	143,345	471,187	413,403	989,831

Loss from operations	(141,315)	(471,874)	(410,425)	(991,183)

Other Expense
Other income (expense)	-	-	-	-
Interest expense	(10,727)	(12)	(20,450)	(12)
Net Other Expense	(10,727)	(12)	(20,450)	(12)

Net Loss	$(152,042)	$(471,886)	$(430,875)	$(991,195)

Net Loss Per Common Share: Basic and Diluted	$(0.00)	$(0.00)	$(0.000)	$-

Weighted Average Number of Common Shares Outstanding: Basic and Diluted	5,975,887,116	5,460,452,696	5,955,053,782	5,344,858,331

The accompanying notes are an integral part of these condensed financial statements

F-32

SCEPTER HOLDINGS, INC.

CONDENSED STATEMENTS OF CASH FLOWS

	(unaudited)
	For the Six Months Ended
	September
	2024	2023
OPERATING ACTIVITIES:
Net loss	$(430,875)	$(991,194)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock based compensation	95,833	912,674
Change in reserve expense	-	(74,043)
Accounts receivable	997	(568)
Inventory	-	152,821
Accrued interest	20,450	(756)
Accounts payable and accrued liabilities	145,624	686
Net Cash Used In Operating Activities	(167,971)	(382)

INVESTING ACTIVITIES:

Net Cash Used in Investing Activities	-	-

FINANCING ACTIVITIES:
Issuance of notes payable	203,431	-
Net Cash Provided by Financing Activities	203,431	-

Net increase (decrease) in cash	35,460	(382)
Cash, beginning of period	702	7,172
Cash, end of period	$36,162	6,790

Supplemental cash flow information
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

Non-cash transactions:
Conversions of convertible notes payable, accrued interest	$-	$15,756

The accompanying notes are an integral part of these condensed financial statements.

F-33

SCEPTER HOLDINGS, INC.

CONDENSED STATEMENT OF CHANGES IN STOCKHOLDER’S DEFICIT

FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

	Common Stock		Additional		Total
	Number of Shares	Amount	Paid-in Capital	Accumulated Deficit	Stockholders’ Deficit
Balance March 31, 2023 - Audited	5,170,233,454	$5,170,233	$1,524,333	$(6,843,234)	$(148,668)

Common stock issued for conversion of notes payable and accrued interest	14,056,996	14,057	1,687	-	15,744
Common shares issued for stock compensation	132,500,000	132,500	172,250	-	304,750
Net loss	-	-	-	(519,309)	(519,309)

Balance June 30, 2023	5,316,790,449	$5,316,790	$1,698,270	$(7,362,543)	$(347,483)

Common stock issued for conversion of notes payable and accrued interest	-	-	-	-	-
Common shares issued for stock compensation	419,930,000	$132,787	$459,393	$-	$592,180
Net loss	-	-	-	(471,885)	(471,885)

Balance September 30, 2023	5,736,720,449	$5,449,577	$2,157,663	$(7,834,428)	$(227,188)

Balance - March 31, 2024 - Audited	5,934,220,449	$5,934,220	$2,127,270	$(8,552,249)	$(490,760)

Common shares issued for stock compensation	41,666,667	$41,667	$54,167	$-	$95,834
Net loss	-	-	-	(278,833)	(278,833)

Balance - June 30, 2024	5,975,887,116	$5,975,887	$2,181,436	$(8,831,082)	$(673,759)

Common shares issued for stock compensation	-	-	-	-	-
Net loss	-	-	-	(152,042)	(152,042)

Balance - September 30, 2024	5,975,887,116	$5,975,887	$2,181,436	$(8,983,124)	$(825,801)

The accompanying notes are an integral part of these condensed financial statements.

F-34

SCEPTER HOLDINGS, INC

NOTES TO THE CONDENSED FINANCIAL STATEMENTS FOR THE
THREE AND SIX MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

1.	ORGANIZATION AND NATURE OF BUSINESS

In 2018, we began selling its own licensed products direct to consumers through the acquisition of the product formulation, inventory and customer list of Dermacia, a line of skin care and healthcare products. In 2019, we began marketing to our customers through the use of social media such as Instagram, Facebook and other applications, and it became apparent that we needed to employ social media influencers that had specialization in marketing products similar to ours to our desired demographics – typically women who purchase high-end health and beauty products online. We quickly discovered that identifying the appropriate influencers and determining the proper amount to pay for this type of marketing proved to be extremely difficult if not nearly impossible.

In 2021, we decided that we would need to develop our own software system that would go out and scrape a number of social media applications and help us to determine the most effective influencers for our specific product line. We hired a number of programmers and after several years have created Adapti. Essentially, the Adapti platform is an AI system that was developed to create a proprietary ‘data fingerprint’ for client products data and even the entire company by utilizing third party AI such as ChatGPT, OpenAI or Google AI tools. It is management’s belief that Adapti will be able to match product data with influencers best positioned to successfully promote our products and services. Adapti uses such third party AI to determine which influencers will likely be able to generate the most attention - in specifically curated audiences - to attempt to produce the most positive ROI on client spend.

Adapti also continually analyzes proprietary data for each specific campaign as additional feedback to inform ongoing promotions along with public data sources to further refine its algorithm and to attempt to monetize accumulated data. At the same time, as we had programming capabilities, we took on several outsourced projects to generate some income and fully deploy our personnel.

2.	GOING CONCERN

As of September 30, 2024, the Company has incurred losses totalling $8,983,124 (March 31, 2024 - $8,552,249) since inception, has not yet generated significant revenue from its operations, and will require additional funds to maintain our operations. As of September 30, 2024, the Company had a working capital deficit of $818,802 (2024 - $483,760) and incurred a loss for the three months and six months ended September 30, 2024 of $152,842 and $430,875 (June 30, 2023 - $471,886 and $991,195).

The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they become due. The Company intends to finance operating costs over the next twelve months through continued financial support from its stockholders, the issuance of debt securities and private placements of common stock. Although it has not been able to raise funds in the last two years it has settled liabilities with share-based compensation and convertible debt. The Company expects to close the transaction with the Ballengee Group LLC (“BG”) (Note 15) that they will be able to generate sufficient cash flow from operations.

While the Company strongly believes that its capital resources will be sufficient in the near term, there is no assurance that the Company’s activities will generate sufficient revenues to sustain its operations without additional capital or, if additional capital is needed that such funds, if available, will be obtainable in terms of satisfactory to the Company.

The accompanying condensed financial statements have been prepared assuming that the Company will continue as a going concern; however, the above condition raises substantial doubt about the Company’s ability to do so. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

F-35

SCEPTER HOLDINGS, INC

NOTES TO THE CONDENSED FINANCIAL STATEMENTS FOR THE
THREE AND SIX MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying condensed financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) as promulgated in the United States of America.

All figures are in U.S. Dollars.

The fiscal year end is March 31.

Reclassifications

Certain amounts in the prior period have been reclassified to conform to the current period presentation. These reclassifications have no material effect on the reported financial results.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The estimates and judgments will also affect the reported amounts for certain revenues and expenses during the reporting period. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, stock-based compensation, derivate instruments, accounting for preferred stock, and the valuation of acquired assets and liabilities. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts, and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and on deposit at banking institutions as well as all highly liquid short-term investments with original maturities of 90 days or less. The Company had cash on hand of $36,163 as of September 30, 2024 and $702 March 31, 2024 . The Company has no cash equivalents as of September 30, 2024 and March 31, 2024.

Revenue Recognition

Under Financial Accounting Standards Board (“FASB”) Topic 606, “Revenue from Contacts with Customers” (“ASC 606”), the Company recognizes revenue when the customer obtains control of promised goods or services, in an amount that reflects the consideration which is expected to be received in exchange for those goods or services. The Company recognizes revenue following the five-step model prescribed under ASC 606: (i) identify contract(s) with a customer; (ii) identify the products to be sold in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the products in the contract; and (v) recognize revenues when (or as) the Company delivers the contracted product to the customer.

The Company recognizes revenue (i) when they receive a purchase order from the Amazon online system (ii) each purchase order identifies the quantity and products to be purchased (iii) each purchase order has the price including discounts, (iv) there is no requirement for allocation as each sku has a separate price, and (v) the Company recognizes revenue when the customer receives the product from Amazon within a matter of days.

F-36

SCEPTER HOLDINGS, INC

NOTES TO THE CONDENSED FINANCIAL STATEMENTS FOR THE
THREE AND SIX MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

Accounts Receivable

The Company does not currently maintain reserves for potential credit losses on accounts receivable in accordance with ASC 326 Financial Instruments Credit Losses since the balances are so small and the average purchase from our customers is less than $100. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Reserves are recorded primarily on a specific identification basis. As of September 30, 2024 and March 31, 2024, the Company did not have an allowance for doubtful accounts.

Inventories

Inventories, consists of skin care products that the Company currently has on hand and available for sale. The inventory is primarily accounted for using the first-in-first-out (“FIFO”) method and are valued at the lower of cost or market value. Inventories on hand are evaluated on an on-going basis to determine if any items are obsolete or in excess of future market needs. Items determined to be obsolete are reserved for. For the fiscal year ended March 31, 2024, the Company wrote down inventory to zero and therefore there is no longer a reserve. See note 5 for additional details.

Long-Lived Assets

The Company periodically tests its long-lived assets for impairment when certain triggering events or changes in circumstances indicate that the carrying amount of the assets may be impaired. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. Fair value is an estimate using assumptions about future cash flows and may change significantly as time passes. The Company did not recognize any impairment charges for three and six months ended September 30, 2024 and for the year ended March 31, 2024 since there are no long-lived assets.

Convertible Debt

When the Company issues convertible debt, it first evaluates the balance sheet classification of the convertible instrument in its entirety to determine whether the instrument should be classified as a liability under ASC 480, Distinguishing Liabilities from Equity, and second whether the conversion feature should be accounted for separately from the host instrument. A conversion feature of a convertible debt instrument or certain convertible preferred stock would be separated from the convertible instrument and classified as a derivative liability if the conversion feature, were it a standalone instrument, meets the definition of an “embedded derivative” in ASC 815, Derivatives and Hedging. Generally, characteristics that require derivative treatment include, among others, when the conversion feature is not indexed to the Company’s equity, as defined in ASC 815-40, or when it must be settled either in cash or by issuing stock that is readily convertible to cash. When a conversion feature meets the definition of an embedded derivative, it would be separated from the host instrument and classified as a derivative liability carried on the balance sheet at fair value, with any changes in its fair value recognized currently in the statements of operations.

Stock-Based Compensation

ASC 718, “Compensation - Stock Compensation”, prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50, “Equity - Based Payments to Non-Employees.” Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

F-37

SCEPTER HOLDINGS, INC

NOTES TO THE CONDENSED FINANCIAL STATEMENTS FOR THE
THREE AND SIX MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50, “Equity - Based Payments to Non-Employees.” Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

Income Taxes

We account for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740, Income Taxes (“ASC 740”), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined, seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. We adopted the provisions of ASC 740 as of January 1, 2007 and have analyzed filing positions in each of the federal and state jurisdictions where we are required to file income tax returns, as well as all open tax years in these jurisdictions. We have identified the U.S. federal and California as our “major” tax jurisdictions. With limited exceptions, we remain subject to Internal Revenue Service (“IRS”) examination of our income tax returns filed within the last three (3) years, and to California Franchise Tax Board examination of our income tax returns filed within the last four (4) years. However, we have certain tax attribute carryforwards which will remain subject to review and adjustment by the relevant tax authorities until the statute of limitations closes with respect to the year in which such attributes are utilized.

At September 30, 2024 and March 31, 2024, the Company recognized a full valuation allowance against the recorded deferred tax assets.

We believe that our income tax filing positions and deductions will be sustained on audit and do not anticipate any adjustments that will result in a material change to our financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740. Our policy for recording interest and penalties associated with income-based tax audits is to record such items as a component of income taxes.

Net Loss per Share

The Company follows ASC 260, “Earnings per Share” (“EPS”), which requires presentation of basic EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation. In the accompanying financial statements, basic earnings (loss) per share are computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period.

Diluted earnings per share reflects the potential dilution that could occur if securities were exercised or converted into common stock or other contracts to issue common stock resulting in the issuance of common stock that would then share in the Company’s earnings subject to anti-dilution limitations. In a period in which the Company has a net loss, all potentially dilutive securities are excluded from the computation of diluted shares outstanding as they would have an anti-dilutive impact.

For the period ended September 30, 2024, and March 31, 2024, potentially dilutive common shares consist of common stock issuable upon the conversion of convertible notes payable. All potentially dilutive securities related to these convertible notes payable were excluded from the computation of diluted weighted average number of shares of common stock outstanding as they would have had an anti-dilutive impact.

F-38

SCEPTER HOLDINGS, INC

NOTES TO THE CONDENSED FINANCIAL STATEMENTS FOR THE THREE AND
SIX MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

Comprehensive Income

ASC 220, Comprehensive Income, establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. During the years ended September 30, 2024 and March 31, 2024, the Company’s did not have any component of comprehensive income.

Contingencies

The Company follows ASC 450-20, “Loss Contingencies” to report accounting for contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. There were no loss contingencies as of September 30, 2024 and March 31, 2024.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)” (“ASU 2016-02”) which supersedes existing guidance on accounting for leases in “Leases (Topic 840).” The standard requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. A lessee should recognize in the balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. The new guidance is effective for annual reporting periods beginning after December 15, 2018 and interim periods within those fiscal years. The amendments should be applied at the beginning of the earliest period presented using a modified retrospective approach with earlier application permitted as of the beginning of an interim or annual reporting period. The Company evaluated the effects of adopting ASU 2016-02 on its financial statements and determined that there are no leases for evaluation.

Recent Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. This ASU enhances the disclosures related to segment reporting for public entities. It requires entities to disclose significant segment expenses for each reportable segment, providing greater transparency in segment performance. The ASU is effective for fiscal years beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company is currently evaluating how this ASU will impact its financial statements and disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU enhances the transparency and decision usefulness of income tax disclosures. It is designed to provide more detailed information about an entity’s income tax expenses, liabilities, and deferred tax items, potentially affecting how companies report and disclose their income tax-related information. The ASU is effective for public business entities for annual periods beginning after December 15, 2024, including interim periods within those fiscal years. The Company is currently evaluating how this ASU will impact its financial statements and disclosures.

Management does not believe any other recently issued, but not yet effective accounting pronouncements would have a material effect on our present or future financial statements.

NOTE 4 – ACCOUNTS RECEIVABLE

Accounts Receivable at September 30, 2024 and March 31, 2024 consists of the following:

	September 30, 2024	March 31, 2024

Accounts Receivable	$907	$1,904

Accounts receivable balances are primarily made up of sales through the third party vendor and paid within thirty days.

F-39

SCEPTER HOLDINGS, INC

NOTES TO THE CONDENSED FINANCIAL STATEMENTS FOR THE THREE AND
SIX MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

NOTE 5 – INVENTORIES

Inventories at September 30, 2024 and March 31, 2024 consists of the following:

	September 30, 2024	March 31, 2024
Inventories	$-	$-

Less: Inventory Reserve	-	-

Total Inventories	$-	$-

Inventory is valued at the lower of cost or net realizable value using the first in first out. Management compares the cost of inventory with the lower of cost or market value and an allowance is made to write down inventory to market value, if lower than the cost of inventory recorded in the financial statements. As of September 30, 2024, and March 31, 2024, the Company did not have work in process inventory. Inventory consisted of skin care products held at a third-party location. The Company has insurance to cover all losses on inventory and has title to the inventory at the third party facility. The majority of the Company’s sales are made through Amazon. Management decided to write off the value of inventory to zero as of March 31, 2024 as there was a substantial decrease in our gross margins in 2024. The Company believes that it can liquidate the inventory at 50% of its original cost. See roll forward below:

Beginning Inventory Balance 3/31/2023	$590,934
Inventory reserve balance 3/31/2023	(398,752)
Subtotal inventory balance 3/31/2023	192,182
Add: Purchases	-
Less COGS	(11,538)
Less: Inventory write off	(429,807)
COGS - Inventory Write-Off (reclass from write-off expense)	(149,589)
Less Reserve write off	398,752
Ending Inventory Balance 3/31/2024	$-

NOTE 6 – ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities at September 30, 2024 and March 31, 2024 consists of the following:

	September 30, 2024	March 31, 2024

Accounts payable	$31,144	$36,802

Accrued liabilities	254,830	103,548
	$285,974	$140,350

Accrued liabilities are made up of the following as September 30, 2024 and March 31, 2024:

Accrued Liabilities	September 30, 2024	March 31, 2024

Accounting Firm & Management	$165,000	$30,000
Legal Counsel	89,830	73,548
	$254,830	$103,548

Approximately $85,000 was owed in accounting and audit fees and $80,000 was owed in management fees.

The $89,830 owed to one of our attorneys that is no longer the Company’s legal counsel is to be settled for common shares. The remaining legal fees will be paid in cash.

F-40

SCEPTER HOLDINGS, INC

NOTES TO THE CONDENSED FINANCIAL STATEMENTS FOR THE THREE AND
SIX MONTHS ENDED SEPTEMEER 30, 2024 AND 2023

NOTE 7 – CONVERTIBLE NOTES PAYABLE – SHORT TERM

Convertible Notes payable at September 30, 2024 and March 31, 2024 consists of the following:

	September 30, 2024	March 31, 2024

Convertible note payable – short term	$100,000	$-
Total convertible notes payable	-	-
Add: accrued interest	-	-
Total convertible notes payable – short term	$100,000	$-

On September 24, 2024 the Company entered into $100,000 convertible note agreement bearing an interest rate of 12% with a private investor with a 12 month term. The note will rank senior to all other obligations. The securities will convert into common shares at a conversion price of $0.001 any time prior to maturity.

Convertible note payable balances – short term was $100,000 for the three months ended September 30, 2024 and year ended March 31, 2024, respectively.

During the six months ended September 30, 2023, the Company converted principal totaling $15,000 and $756 of interest into an aggregate of 14,056,996 shares of common stock at 20% discount to market price of after discount $0.00012.

During the Quarter ended June 30, 2023, the Company issued 14,056,996 shares of common stock to Paul Kison for the conversion of $15,000 of debt. During the Quarter ended March 31, 2023 the Company retired $75,000 of debt, $20,000 through the conversion of the Bruce A Smith note issued on September 8, 2022 into 13,810,382 common shares common stock at a 20% discount to market for a price of $0.00152, $10,000 through the conversion of the Larry C. Tankson note issued on September 6, 2022 to 7,2888,813 common stock at a 20% discount to market for a price of $0.00144, $5,000 through the conversion of the Carole Alley Family Trust note issued on August 1, 2022 to 3,126,223 common stock at a 20% discount to market for a price of $0.00168, $5,000 through the conversion of the Donald L. & Hazel J. Christensen Revocable Living Trust note issued on August 1, 2022 to 3,136,823 common stock at a 20% discount to market for a price of $0.00168, $15,000 through the conversion of the William P. Elkins note issued July 26, 2022 to 9,847,603 common stock at a 20% discount to market for a price of $0.00160, $5,000 through the conversion of the Wallace Chapiewski note issued on July 7, 2022 to 3,282,534 common stock at a 20% discount to market for a price of $0.00160, $5,000 through the conversion of the Santuccio Ricciardi note issued on July 5, 2022 to 3,282,534 common stock at a 20% discount for a price of $0.00160, and $10,000 through the conversion of the Arnaldo Aleman note issued on July 19, 2022 to 6,252,446 common stock at a 20% discount to market for a price of $0.00168.

Prior to September 2023, the Company had converted all prior notes payable to common stock.

During the quarter ended September 30, 2023, an adjusting entry was made effecting the conversion to common stock of $175,000 of long term notes. $125,000 through the conversion of three notes issued to OC Sparkle for a 39,908,604 common shares at a 50% discount to market for average share price of $0.00067, and $50,000 through the conversion of the note issued to CZA, Inc. for 30,571,429 common shares at a 50% discount to market for an average share price of $0.00175.

During the Quarter ended June 30, 2023, the Company retired $15,000 of debt through the conversion of the Paul Kison note issued on September 28, 2022 to 14,056,996 common stock at 20% discount to market for a price of $0.00112.

During the Quarter ended March 31, 2023, the Company retired $75,000 of debt, $20,000 through the conversion of the Bruce A Smith note issued on September 8, 2022 to 13,810,382 shares of common stock at 20% discount to market for a price of $0.00152, $10,000 through the conversion of the Larry C. Tankson note issued on September 6, 2022 to 7,288,813 shares of common stock at 20% discount to market for a price of $0.00144, $5,000 through the conversion of the Carole Alley Family Trust note issued on August 1, 2022 to 3,126,223 shares of common stock at 20% discount to market for a price of $0.00168, $5,000 through the conversion of the Donald L. & Hazel J. Christensen Revocable Living Trust note issued on August 1, 2022 to common stock, $15,000 through the conversion of the William P. Elkins note issued July 26, 2022 to 3,136,823 shares of common stock at 20% discount to market for a price of $0.00168, $5,000 through the conversion of the Wallace Chapiewski note issued on July 7, 2022 to 3,282,534 shares of common stock at a 20% discount to market for a price of $0.00160, $5,000 through the conversion of the Santuccio Ricciardi note issued on July 5, 2022 to 3,282,534 shares of common stock at 20% discount to market for a price of $0.00160 , and $10,000 through the conversion of the Arnaldo Aleman note issued on July 19, 2022 to 6,252,446 shares of common stock for a price of $0.00168.

F-41

SCEPTER HOLDINGS, INC

NOTES TO THE CONDENSED FINANCIAL STATEMENTS FOR THE THREE AND
SIX MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

NOTE 8 – RELATED PARTY NOTES PAYABLE

Related party notes payable at September 30, 2024 and March 31, 2024 consists of the following

	September 30, 2024	March 31, 2024

Market Group International	$252,003	$252,003
Stuff International	188,044	84,613

Accrued Interest	29,849	9,400

Related Party Notes Payable	$469,897	$346,016

On September 30, 2024 and March 31, 2024 the Company had two related party notes payables. The first related notes payable was a conversion of accounts payable balance owed to Market Group International into a $250,000 related party notes payable which bear a 10% interest rate and was entered into on December 12, 2023. The balance related to Market Group International is $252,003 plus accrued interest of 20,229 and $7,595 for total balance of $272,232 and $252,003 as of September 30, 2024 and March 31, 2024. This note is convertible to common stock with the following terms: if the Filing shall have occurred prior to the Maturity Date, any part of the outstanding balance of the Note into fully paid and non-assessable shares of Common Stock at the Qualified Filing conversion Price, provided that in no event shall this Note be converted in excess of that portion of this Note upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates and (2) the number of shares of

Common Stock issuable upon the conversion of the portion of this Note with respect to which the determination of this provision would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock.

The conversion price upon a Filing Conversion shall equal the lower of (i) 80% of the opening price of the Borrower’s shares of Common Stock, as listed on the Senior Exchange, on the first day on which the/ Borrower’s shares are traded thereon (representing a 20% discount), or (ii) 80% of the offering price of shares of Common Stock, (representing a 20% discount) (the “Filing Conversion Price”); (B) the conversion price upon a Non-Filing Conversion shall equal 80% of the Market Price.

Market Group International is owned by Robert Van Boreum our ex – Chief Executive Officer and it holds 918,984,500 of our outstanding common stock as of September 30, 2024 and March 31, 2024.

The second note payable is to Stuff International for funds advanced to the Company and bears a 10% interest rate. The Stuff international Note payable represents a balance of $188,044 and $84,613 of principal and $9,620 and $1,805 of accrued interest for a total note payable of $160,276 and $197,410 as of September 30, 2024 and March 31, 2024 respectively. This note is not convertible into common shares of the Company. Adam Nicosia our current Chief Executive Officer owns Stuff International He also own Ecoscientific Labs that owns 1,737,489,999 and 1,695,823,333 of our common stock as of September 30, 2024 and March 31, 2024, respectively.

F-42

SCEPTER HOLDINGS, INC

NOTES TO THE CONDENSED FINANCIAL STATEMENTS FOR THE THREE AND
SIX MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

NOTE 9 – EIDL LOAN

EIDL Loan at September 30, 2024 and March 31, 2024 consists of the following:

	September 30, 2024	March 31, 2024
EIDL Loan	$7,000	$7,000

Total Inventory	$7,000	$7,000

On April 21, 2020 the Company received an EIDL Advance of $7,000, which the Company has recorded as a loan in the event the grant is not forgiven. As of September 30, 204 and March 31, 2024 the balance of EIDL loans is $7,000 respectively.

NOTE 10: STOCKHOLDERS’ DEFICIT

Authorized Capital Stock

The Company’s authorized capital stock consists of (a) 20,00,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), (b) 20,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).

As of September 30, 2024 and March 31,2024, the Company had 5,975,887,116 shares and 5,939,220,44 shares of Common Stock and zero shares of Preferred Stock issued and outstanding. All outstanding shares of Common Stock are fully paid and nonassessable.

Common Stock

The Nevada Revised Statues provides that the holders of the Common Stock shall have one vote per share. In addition, except as otherwise required by law, as provided in this Articles of Incorporation, and as otherwise provided in the resolution or resolutions, if any, adopted by the Board with respect to any series of the Preferred Stock, on any matter presented to the holders of Common Stock and Preferred Stock for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), the holders thereof shall vote together as a single class.

Holders of the Common Stock will have no preemptive or conversion rights or other subscription rights. The Bylaws of the Company provide that the holders of Common Stock shall not have a right to cumulative voting. The rights, preferences, and privileges of the holders of the Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future. Additionally, the Bylaws may be amended by the Company’s stockholders or the Board of Directors.

Preferred Stock

There are no shares of Preferred Stock outstanding as of September 30, 2024 and March 31, 2024. The Company has filed a Certificate of Designations with the Secretary of State of the State of Nevada for the twenty million 20,000,000 shares of Preferred Stock providing that the rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock of the Company are as follows: stockholders shall be entitled to one vote per share; shall be senior to common stock and shall have a conversion price to Common Stock subject to board approval; and conversion to Common Stock may occur after a year, at the election of the holder, or upon board approval. The Bylaws provide that the holders of Preferred Stock shall not have a right to cumulative voting.

F-43

SCEPTER HOLDINGS, INC

NOTES TO THE CONDENSED FINANCIAL STATEMENTS FOR THE THREE AND
SIX MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

Common Stock

No dividends, if dividends were issued holders would have a pro-rata right, 1 share 1 vote, no preemption rights.

Preferred Stock

No outstanding Preferred shares.

Issuances of Common Stock from the Conversion of Notes

During the quarter ended June 30, 2024, the Company issued 41,666,667 restricted shares of common stock to EcoScientific Labs, in exchange for Adam Nicosia’s Management services at a price of $.0023 per share for total compensation costs of $95,833.

During the quarter ended March 31, 2024, the Company issued 2,500,000 restricted shares of common stock to Vasil Popov in exchange for his professional services.

During the quarter ended March 31, 2024, the Company issued 62,500,000 restricted shares of common stock to EcoScientific Labs, in exchange for Adam Nicosia’s Management services at a price of $.0023 per share for total compensation costs of $143,750.

During the quarter ended December 31, 2023, the Company issued 2,500,000 restricted shares of common stock to Vasil Popov in exchange for his professional services at a price of $.0023 per share for total for total compensation costs of $5,750.

During the quarter ended December 31, 2023, the Company issued 62,500,000 restricted shares of common stock to EcoScientific Labs, in exchange for Adam Nicosia’s Management services at a price of $.0023 per share for total compensation costs of $143,750.

During the quarter ended December 31, 2023, the Company issued 5,000,000 restricted shares of common stock to Johannesen Consulting, Inc., in exchange for Thomas Johannesen’s professional services at a price of $0.0023 per share for total compensation costs of $11,500.

During the quarter ended December 31, 2023, the Company issued 287,430,000 restricted shares of common stock to Johannesen Consulting, Inc., for the conversion of $287,430 of debt.

During the quarter ended December 31, 2023, the Company issued 62,500,000 restricted shares of common stock to Market Group International in exchange for Robert Van Boerum’s Management services at a price of $.0023 per share for total compensation costs of $143,750.

During the quarter ended September 30, 2023, the Company issued 2,500,000 restricted shares of common stock to Vasil Popov in exchange for his professional services at a price of $.0023 per share for total for total compensation costs of $5,750.

F-44

SCEPTER HOLDINGS, INC

NOTES TO THE CONDENSED FINANCIAL STATEMENTS FOR THE THREE AND
SIX MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

During the quarter ended September 30, 2023, the Company issued 62,500,000 restricted shares of common stock to EcoScientific Labs, in exchange for Adam Nicosia’s Management services at a price of $.0023 per share for total compensation costs of $143,750.

During the quarter ended September 30, 2023, the Company issued 5,000,000 restricted shares of common stock to Johannesen Consulting, Inc., in exchange for Thomas Johannesen’s professional services at a price of $0.0023 per share for total compensation costs of $11,500.

During the quarter ended September 30, 2023, the Company issued 287,430,000 restricted shares of common stock to Johannesen Consulting, Inc., for the conversion of $287,430 of debt.

During the quarter ended September 30, 2023, the Company issued 62,500,000 restricted shares of common stock to Market Group International in exchange for Robert Van Boerum’s Management services.

During the quarter ended June 30, 2023, the Company issued 14,056,996 shares of common stock to Paul Kison for the conversion of $15,000 of debt.

During the quarter ended June 30, 2023, the Company issued 2,500,000 restricted shares of common stock to Vasil Popov in exchange for his professional services at a price of $.0023 per share for total for total compensation costs of $5,750.

During the quarter ended June 30, 2023, the Company issued 62,500,000 restricted shares of common stock to EcoScientific Labs, in exchange for Adam Nicosia’s Management services at a price of $.0023 per share for total compensation costs of $143,750.

During the quarter ended June 30, 2023, the Company issued 5,000,000 restricted shares of common stock to Johannesen Consulting, Inc., in exchange for Thomas Johannesen’s professional services at a price of $0.0023 per share for total compensation costs of $11,500.

During the quarter ended June 30, 2023, the Company issued 62,500,000 restricted shares of common stock to Market Group International in exchange for Robert Van Boerum’s Management services at a price of $.0023 per share for total compensation costs of $143,750.

During the quarter ended March 31, 2023, the Company issued 13,810,382 shares of common stock to Bruce A. Smith for the conversion of $20,000 of debt.

During the quarter ended March 31, 2023, the Company issued 7,288,813 shares of common stock to Larry C. Tankson for the conversion of $10,000 of debt.

During the quarter ended March 31, 2023, the Company issued 3,126,223 shares of common stock to Carole Alley Family Trust for the conversion of $5,000 of debt.

During the quarter ended March 31, 2023, the Company issued 3,136,823 shares of common stock to Donald L. Christensen & Hazel J. Christensen Revocable Living Trust for the conversion of $5,000 of debt.

During the quarter ended March 31, 2023, the Company issued 9,847,603 shares of common stock to William P. Elkins for the conversion of $15,000 of debt.

During the quarter ended March 31, 2023, the Company issued 3,282,534 shares of common stock to Wallace Chapiewski for the conversion of $5,000 of debt.

During the quarter ended March 31, 2023, the Company issued 3,282,534 shares of common stock to Santuccio Ricciardi for the conversion of $5,000 of debt.

During the quarter ended March 31, 2023, the Company issued 6,252,446 shares of common stock to Arnaldo Aleman for the conversion of $10,000 of debt.

During the quarter ended March 31, 2023, the Company issued 2,500,000 restricted shares of common stock to Vasil Popov in exchange for his professional services at a price of $.0023 per share for total for total compensation costs of $5,750.

During the quarter ended March 31, 2023, the Company issued 62,500,000 restricted shares of common stock to EcoScientific Labs, in exchange for Adam Nicosia’s Management services at a price of $.0023 per share for total compensation costs of $143,750.

During the quarter ended March 31, 2023, the Company issued 5,000,000 restricted shares of common stock to Johannesen Consulting, Inc., in exchange for Thomas Johannesen’s professional services at a price of $0.0023 per share for total compensation costs of $11,500.

F-45

SCEPTER HOLDINGS, INC

NOTES TO THE CONDENSED FINANCIAL STATEMENTS FOR THE THREE AND
SIX MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

During the quarter ended March 31, 2023, the Company issued 62,500,000 restricted shares of common stock to Market Group International in exchange for Robert Van Boerum’s Management services at a price of $.0023 per share for total compensation costs of $143,750.

Date of Transaction	Transaction type (e.g., new issuance, cancellation, shares returned to treasury)	Number of Shares Issued (or cancelled)	Class of Securities	Value of shares issued ($/per share) at Issuance	Were the shares issued at a discount to market price at the time of issuance? (Yes/No)	Individual/ Entity Shares were issued to. *You must disclose the control person(s) for any entities listed.	Reason for share issuance (e.g. for cash or debt conversion) -OR- Nature of Services Provided	Restricted or Unrestricted as of this filing.	Exemption or Registration Type.
3/31/23	New Issuance	62,500,000	Common	$0.00200	No	EcoScientific Labs (Adam Nicosia)	Professional Services	Restricted	Exempt
3/31/23	New Issuance	62,500,000	Common	$0.00200	No	Market Group International (Robert Van Boerum)	Professional Services	Restricted	Exempt
3/31/23	New Issuance	2,500,000	Common	$0.00200	No	Vasil Popov	Professional Services	Restricted	Exempt
3/31/23	New Issuance	5,000,000	Common	$0.00200	No	Johannesen Consulting, Inc. (Thomas Johannesen)	Professional Services	Restricted	Exempt
4/5/23	New Issuance	14,056,996	Common	$0.00112	Yes	Paul Kison	Debt Conversion	Restricted	Exempt
6/30/23	New Issuance	62,500,000	Common	$0.00200	No	EcoScientific Labs (Adam Nicosia)	Professional Services	Restricted	Exempt
6/30/23	New Issuance	62,500,000	Common	$0.00200	No	Market Group International (Robert Van Boerum)	Professional Services	Restricted	Exempt
6/30/23	New Issuance	2,500,000	Common	$0.00200	No	Vasil Popov	Professional Services	Restricted	Exempt
6/30/23	New Issuance	5,000,000	Common	$0.00200	No	Johannesen Consulting, Inc. (Thomas Johannesen)	Professional Services	Restricted	Exempt
8/29/23	New Issuance	287,430,000	Common	$0.00100	No	Johannesen Consulting, Inc. (Thomas Johannesen)	Debt Conversion	Restricted	Exempt
9/30/23	New Issuance	62,500,000	Common	$0.00200	No	EcoScientific Labs (Adam Nicosia)	Professional Services	Restricted	Exempt
9/30/23	New Issuance	62,500,000	Common	$0.00200	No	Market Group International (Robert Van Boerum)	Professional Services	Restricted	Exempt
9/30/23	New Issuance	2,500,000	Common	$0.00200	No	Vasil Popov	Professional Services	Restricted	Exempt
9/30/23	New Issuance	5,000,000	Common	$0.00200	No	Johannesen Consulting, Inc. (Thomas Johannesen)	Professional Services	Restricted	Exempt
10/27/23	New Issuance	14,861,111	Common	$0.00208	Yes	OC Sparkle	Debt Conversion	Restricted	Exempt
10/27/23	New Issuance	11,014,706	Common	$0.00208	Yes	OC Sparkle	Debt Conversion	Restricted	Exempt
10/27/23	New Issuance	14,032,787	Common	$0.00208	Yes	OC Sparkle	Debt Conversion	Restricted	Exempt
10/27/23	New Issuance	30,571,429	Common	$0.00208	Yes	CZA, Inc.	Debt Conversion	Restricted	Exempt
12/31/23	New Issuance	62,500,000	Common	$0.00200	No	EcoScientific Labs (Adam Nicosia)	Professional Services	Restricted	Exempt
12/31/23	New Issuance	62,500,000	Common	$0.00200	No	Market Group International (Robert Van Boerum)	Professional Services	Restricted	Exempt
12/31/23	New Issuance	2,500,000	Common	$0.00200	No	Vasil Popov	Professional Services	Restricted	Exempt
12/31/23	New Issuance	5,000,000	Common	$0.00200	No	Johannesen Consulting, Inc. (Thomas Johannesen)	Professional Services	Restricted	Exempt
3/31/24	New Issuance	62,500,000	Common	$0.00200	No	EcoScientific Labs (Adam Nicosia)	Professional Services	Restricted	Exempt
3/31/24	New Issuance	2,500,000	Common	$0.00200	No	Vasil Popov	Professional Services	Restricted	Exempt
6/30/24	New Issuance	41,666,667	Common	$0.00200	No	EcoScientific Labs (Adam Nicosia)	Professional Services	Restricted	Exempt
Shares Outstanding on Date of This Report:
Date 9/30/2024	Ending Balance Common: 5,975,887,116

F-46

SCEPTER HOLDINGS, INC

NOTES TO THE CONDENSED FINANCIAL STATEMENTS FOR THE THREE AND
SIX MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Lease Commitments

The Company determines if an arrangement is a lease at inception. This determination generally depends on whether the arrangement conveys to the Company the right to control the use of an explicitly or implicitly identified fixed asset for a period of time in exchange for consideration. Control of an underlying asset is conveyed to the Company if the Company obtains the rights to direct the use of and to obtain substantially all of the economic benefits from using the underlying asset. The Company has lease agreements which include lease and non-lease components, which the Company has elected to account for as a single lease component for all classes of underlying assets. Lease expense for variable lease components are recognized when the obligation is probable.

Operating lease right of use (“ROU”) assets and lease liabilities are recognized at commencement date based on the present value of lease payments over the lease term. Operating lease payments are recognized as lease expense on a straight-line basis over the lease term. The Company primarily leases buildings (real estate) which are classified as operating leases. ASC 842 requires a lessee to discount its unpaid lease payments using the interest rate implicit in the lease or, if that rate cannot be readily determined, its incremental borrowing rate. As an implicit interest rate is not readily determinable in the Company’s leases, the incremental borrowing rate is used based on the information available at commencement date in determining the present value of lease payments.

The lease term for all of the Company’s leases includes the non-cancellable period of the lease plus any additional periods covered by either a Company option to extend (or not to terminate) the lease that the Company is reasonably certain to exercise, or an option to extend (or not to terminate) the lease controlled by the lessor. Options for lease renewals have been excluded from the lease term (and lease liability) for the majority of the Company’s leases as the reasonably certain threshold is not met.

Lease payments included in the measurement of the lease liability are comprised of fixed payments, variable payments that depend on index or rate, and amounts probable to be payable under the exercise of the Company option to purchase the underlying asset if reasonably certain.

Variable lease payments not dependent on a rate or index associated with the Company’s leases are recognized when the event, activity, or circumstance in the lease agreement on which those payments are assessed as probable. Variable lease payments are presented as operating expenses in the Company’s income statement in the same line item as expense arising from fixed lease payments. As of March 31, 2024 and March 31, 2023, management determined that there were no variable lease costs.

Litigation

There is no pending, threatened or actual legal proceedings in which the Company is a party.

F-47

SCEPTER HOLDINGS, INC

NOTES TO THE CONDENSED FINANCIAL STATEMENTS FOR THE
SIX MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

NOTE 12: SUBSEQUENT EVENTS

On March 25, 2024, the Company signed a merger agreement (the “Merger Agreement”) with BSG Holdings, LLC (“BSG”) and JBAH Holdings, Inc. (“JBAH”, and BSG and JBAH are collectively, the “Sellers”). Pursuant to the terms of the Merger Agreement, at the closing, (i) the Sellers will assign to the Company 100% of the membership interests in the Ballengee Group LLC (“BG”); and (ii) the Sellers will receive a total of $30 million of Scepter common stock and $17 million in the form of a 5 year promissory note issued by Scepter. BG is a sports management agency located in Dallas, Texas. BG represent approximately 200 athletes, of which approximately 50 of the athletes are in Major League Baseball with the remainder predominately within the Minor Leagues. The closing of the Merger Agreement is conditioned upon a reverse split and an increase in authorized shares of the Company and is expected to close as soon as those conditions are met. The Company has filed the documents with FINRA to complete the reverse split and increase in authorized shares. There are no guarantees that we can meet all of the requirements for closing of the Merger Agreement. After the closing, BG shall be operated as a wholly-owned subsidiary of the Company. The Sellers will hold a controlling majority of the outstanding stock of Scepter after the transaction closes and shall have the right to appoint four members to the Company’s board of directors The Merger Agreement provides that the Company shall file a registration statement to register the shares of Company common stock issued to the Sellers within 90 days after the closing date. The description of the Merger Agreement in this Form 10 is qualified in its entirety by reference to the full text of the Merger Agreement which is attached hereto as Exhibit 10.1.

The Company common stock to be issued at the closing of the Merger Agreement will be calculated with dividing the total value of the stock by the 3-day volume weighted average for the 3 trading days immediately prior to the closing. The promissory notes will be for a term of five years and carry an interest rate of prime plus 3% and shall be secured by a pledge agreement by the Company in favor of the Sellers. Additionally, the obligations of the Company pursuant to the promissory notes shall be guaranteed by BG. Cash payments of interest and principal will be paid based on a formula based on free cash flows of BG with any additional required payments to be paid in stock or cash at the option of the Company.

The closing of the Merger Agreement is subject to closing conditions several of which are outside of the control of the Company. The Company cannot provide any guarantees or assurances that the closing of the Merger Agreement will occur. The merger is still pending and is expected to close shortly after the effectiveness of the Form 10.

On October 15, 2024 the Company entered into $50,000 convertible note agreement bearing an interest rate of 12% with a private investor with a 12 month term. The note will rank senior to all other obligations. The securities will convert into common shares at a conversion price of $0.001 any time prior to maturity.

On October 30, 2024 the Company entered into $100,000 convertible note agreement bearing an interest rate of 12% with a private investor and related party with a 12 month term. The note will rank senior to all other obligations. The securities will convert into common shares at a conversion price of $0.001 any time prior to maturity.

F-48